Exhibit 10.11

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND

WOULD LIKELY CAUSE COMPETITIVE HARM TO SCRIBE THERAPEUTICS INC.

IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of June 19, 2023 (the “Effective Date”) by and between SCRIBE THERAPEUTICS INC., a Delaware corporation with an address at 1150 Marina Village Parkway, Alameda, CA 94501 (“Scribe”), and GENZYME CORPORATION, a Massachusetts corporation with an address at 450 Water Street, Cambridge, MA 02141 (“Sanofi”). Sanofi and Scribe are each hereafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Scribe is a biotechnology company that has certain expertise and proprietary rights relating to a next-generation gene editing platform (CRISPR/CasXE);

WHEREAS, Sanofi is a pharmaceutical company engaged in the research, development, manufacturing, marketing and distribution of biopharmaceutical products;

WHEREAS, Scribe desires to grant, and Sanofi desires to be granted, certain licenses in connection with the Exploitation of gene editing therapies leveraging the Licensed Editing Compositions, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement and the Exhibits hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1 “Accounting Standards” means, as applicable, U.S. GAAP (Generally Accepted Accounting Principles) or IFRS (International Financial Reporting Standards), consistently applied.

1.2 “Additional Engineering” has the meaning given in Section 2.4.3.

1.3 “Additional Licensed Target” means [*].

1.4 “Adjusted Floor Notice” has the meaning given in Section 4.7.2.

1.5 “Adjustment Factor” means an amount equal to the quotient of (i) the aggregate amount that Scribe shall have paid for reimbursement of Development Costs pursuant to Section 3.9.2(c) during the Profit/Loss Share Term, divided by (ii) [*]; and such result shall be rounded down to the nearest integer. For clarity, the Adjustment Factor may be zero (0).

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1.6 “Affiliate” means, with respect to a Person (including a Party), any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, for so long as such control exists. As used in this definition, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance or otherwise; or (b) direct or indirect ownership of more than fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.7 “Alliance Manager” has the meaning given in Section 3.1.

1.8 “Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, data protection authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.

1.9 “Approved Use” means, on a Licensed Product-by-Licensed Product and country-by-country basis, use in an indication for which all Regulatory Approvals necessary for Commercialization of such Licensed Product in such country for such indication have been obtained by Sanofi.

1.10 “Assigned IP” has the meaning given in Section 5.2.4.

1.11 “Assigning Party” has the meaning given in Section 5.2.4.

1.12 “Available” means, with respect to a Nominated Target pursuant to Section 2.3, that (i) Scribe has not previously granted [*] a license or other right to such target to a Third Party that would conflict with the rights to be granted to Sanofi under this Agreement (if such target were to become a Licensed Target), and (ii) Scribe does not have an active program [*]. “Availability” shall be construed accordingly.

1.13 “Background IP” means, with respect to a Party, all Intellectual Property: (a) Controlled by such Party prior to the Effective Date; or (b) conceived, developed or acquired by such Party separate and apart from the conduct of activities under this Agreement.

1.14 “Baseline Net Sales” means, on a country-by-country basis, with respect to a Licensed Product for which a Biosimilar Product is sold, the average quarterly Net Sales of such Licensed Product in such country during the four (4) consecutive Calendar Quarters ending immediately prior to the Calendar Quarter in which Biosimilar Launch in such country occurs.

1.15 “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

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1.16 “Biosimilar Launch” means, with respect to a Licensed Product in a country or jurisdiction, the first sale of a Biosimilar Product for end use or consumption of such Biosimilar Product in such country or jurisdiction after Regulatory Approval required to market and sell the Biosimilar Product in such country or jurisdiction has been granted.

1.17 “Biosimilar Product” means, with respect to a Licensed Product in a country or jurisdiction, any product sold by a Third Party that (a) has been granted a Regulatory Approval as a biosimilar or interchangeable product by the FDA pursuant to 351(k) of the PHSA, or otherwise references or relies on such Licensed Product; (b) has been granted a Regulatory Approval in the E.U. or any member state thereof as a generic medicinal product or a similar biological medicinal product with the Licensed Product as the reference medicinal product pursuant to Section 10 of Directive 2001/83/EC, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereof); or (c) has otherwise received regulatory approval as a generic, biosimilar or interchangeable product from any applicable Regulatory Authority in such country or jurisdiction, including by referencing or relying on Regulatory Approvals (or data therein) of such Licensed Product.

1.18 “Blended Royalty Rate” means, on a Licensed Product-by-Licensed Product basis, for each Calendar Quarter during the Royalty Term, an amount, expressed as a percentage, equal to the quotient of (i) the amount of royalties for such Calendar Quarter pursuant to the first paragraph of Section 4.6, as adjusted pursuant to Section 4.6.1 (as applicable), and without any deductions under Sections 4.6.2, 4.6.3, 4.6.4 and 9.4.2, divided by (ii) the amount of Net Sales for such Calendar Quarter.

1.19 “Breaching Party” has the meaning given in Section 9.2.1.

1.20 “Business Day” means a day (which is not a Saturday, Sunday or a public holiday in any of the following locations) on which banks are open in New York, USA and Paris, France.

1.21 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.22 “Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

1.23 “Change of Control of Scribe” means any of the following, in a single transaction or a series of related transactions: (a) the sale or disposition of all or substantially all of the assets of Scribe to a Third Party (or multiple Third Parties acting in concert); (b) the direct or indirect acquisition by a Third Party (or multiple Third Parties acting in concert) (other than an employee benefit plan (or related trust) sponsored or maintained by Scribe or any of its Affiliates) of beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of Scribe or any direct or indirect parent entity that holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of Scribe (a “Parent Entity”); or (c) the merger or consolidation of Scribe or any of its Parent Entities with or into any Third Party, unless, following such merger or consolidation, the stockholders of Scribe or Parent Entity (as applicable) immediately prior to such merger or consolidation beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation.

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1.24 “Claim” has the meaning given in Section 7.1.1.

1.25 “Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.26 “CMC Information” means information related to the chemistry, manufacturing and controls of Licensed Editing Compositions as required or specified by a Regulatory Authority, including as detailed in any Regulatory Filing or Regulatory Approval. For clarity, with respect to the Licensed Editing Compositions, CMC Information shall include detailed descriptions of how each gene editing component is manufactured, purified and tested, detailed descriptions of the manufacturing process and any in-process controls for each gene editing component, flow diagrams and a detailed narrative of all such manufacturing processes, lists of the reagents used during these processes and certificates of analysis.

1.27 “CMO” means a contract manufacturing organization.

1.28 “Co-Promotion Agreement” has the meaning given in Section 3.10.2.

1.29 “Co-Promotion Option” has the meaning given in Section 3.10.1.

1.30 “Co-Promotion Term” has the meaning given in Section 3.10.4.

1.31 “Combination Product” means any biopharmaceutical preparation in final form containing a Licensed Product in combination with (a) one or more other products containing different active ingredients than the Licensed Product, either as a fixed dose/unit or as separate doses/units in a single package, or (b) one or more devices, services or other items of value as a single package (such other active ingredients, devices, services or other items of value, “Other Item”).

1.32 “Commercialization” means any and all activities directed to the offering for sale and sale of a Licensed Product, including: (a) activities directed to storing, marketing, promoting, Detailing, distributing, importing, exporting, selling and offering to sell (including receiving, accepting, and filling orders); (b) handling all returns; (c) controlling invoicing, order processing, and collection of accounts receivable for the sales; (d) booking and recording sales in its books of account; (e) distributing and managing inventory; (f) interacting with Regulatory Authorities regarding any of the foregoing; (g) medical affairs, and (h) seeking pricing and reimbursement approvals (as applicable). When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

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1.33 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by the performing Party under this Agreement (or, if applicable, its Affiliates) with respect to any development objective, activity, or goal related to a Licensed Product, those diligent efforts that such Party or its Affiliate would normally use to accomplish such objective, activity, or decision, and specifically means the carrying out of development activities using efforts that Sanofi or its Affiliate would normally devote to a product at a similar stage in its development or product life and of similar market potential, strategic importance, and profit potential, based on conditions then prevailing and taking into account efficacy, safety, approved labeling, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, regulatory exclusivity, profitability (including the likelihood of pricing approval), intellectual property coverage, present and future market and commercial potential, legal issues and all other relevant factors. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for the applicable Licensed Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of such Licensed Product and the market or country involved.

1.34 “Commercial Sales Milestone Event” has the meaning given in Section 4.5.

1.35 “Commercial Sales Milestone Payment” has the meaning given in Section 4.5.

1.36 “Competing Program” means any program for the Exploitation of a cell therapy or gene therapy in any disease identified by Sanofi to Scribe, prior to a Change of Control of Scribe, in any written materials (pursuant to Section 3.8 or via the JFDC) as being the subject of Development activities (and such Development activities have not been discontinued as of the date of such Change of Control).

1.37 “Confidential Information” has the meaning given in Section 8.1.1.

1.38 “Control” or “Controlled” means, with respect to any materials, Know-How, Patents, or other Intellectual Property rights, that a Party or any of its Affiliates has the legal authority or right (whether by ownership, license, or otherwise) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such materials, Know-How, Patents, or other Intellectual Property rights, on the terms and conditions set forth herein, in each case without violating any obligations of the granting Party owed to a Third Party, breaching the terms of any agreement with a Third Party or subjecting the granting Party to any fee or charge in addition to the fees or charges the Parties have agreed to pay pursuant to this Agreement. Notwithstanding the foregoing, in the event a Party or its Affiliate is acquired, whether by merger, acquisition, sale of assets or other change of control transaction, then the rights to materials, Know-How, Patents, or other Intellectual Property rights of any Third Party acquirer or other successor-in-interest of such Party or Affiliate that were controlled by such acquirer or successor immediately prior to such transaction, or are developed or acquired by such acquirer or successor after the consummation of such transaction without the use of or that is otherwise an improvement or modification to the Licensed Technology in existence immediately prior to the acquisition, will not be deemed to be “Controlled” by such Party for purposes of this Agreement.

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1.39 “Cover” means, with respect to a claim of a Patent and the relevant subject matter, that such claim would be infringed, absent a license, by the making, use, importation, exportation, offering for sale, sale, or other Exploitation of the relevant subject matter (considering claims of patent applications to be issued as then pending). ”Covering” and ”Covered by” have correlating meanings.

1.40 “CRO” means any Third Party contract research organization whose primary business is providing pharmaceutical research services on a fee-for-service basis.

1.41 “Delivery Technology” means any composition or method that directs or delivers a Licensed Editing Composition to a specific organ, tissue or cell in order for such Licensed Editing Composition to modify a specific gene within such organ, tissue or cell. Delivery Technology may include viral vectors, lipid nanoparticles and viral-like particles.

1.42 “Detail” means, with respect to a Licensed Product in the United States, a face-to-face contact (including a virtual face-to-face meeting or group presentation) between a sales representative and one or more physicians or other HCPs from the same medical practice, including any such meeting conducted in a hospital or physician’s office, during which key product attributes are orally presented to such HCP (including a primary position detail or a secondary position detail), in each case as measured by each Party’s internal recording of such activity in accordance with the Co-Promotion Agreement; provided that such meeting is consistent with, and in accordance with, the requirements of Applicable Law, this Agreement and the Co-Promotion Agreement. The definition of “Detail” may be further refined in the Co-Promotion Agreement, and to the extent there is any inconsistency, the Co-Promotion Agreement shall prevail. For the avoidance of doubt, the following activities will not constitute a “Detail” unless otherwise agreed by the Parties: non-personal promotions, sample drops without discussion with the professional about the key product attributes; reminder details; market research activities presented to, and presentations to, third party payors or formulary committees; and activities performed by market access specialists, managed care account directors and other personnel not performing face-to-face sales calls or not specifically trained with respect to a Licensed Product. When used as a verb, “Detail” means to engage in a Detail, and “Detailing” shall be construed accordingly.

1.43 “Development” means all internal and external research, development, and regulatory activities regarding pharmaceutical or biologic products, including (a) research, non-clinical testing, toxicology, route of synthesis, non-clinical activities, pre-clinical studies, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a Licensed Product, but excluding activities directed to manufacturing or Commercialization. Development shall include development and regulatory activities for additional forms, formulations, or indications for a Licensed Product after receipt of Regulatory Approval of such Licensed Product, including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for a Licensed Product in such country). “Develop,” “Developing,” and “Developed” shall be construed accordingly.

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1.44 “Development & Regulatory Milestone Event” has the meaning given in Section 4.2.

1.45 “Development & Regulatory Milestone Payment” has the meaning given in Section 4.2.

1.46 “Development Candidate Nomination” means, with respect to a Licensed Target, such time as an investigational Licensed Product has been deemed a development candidate in accordance with Sanofi’s then-current internal policies and formal governance procedures.

1.47 “Development Cost Sharing & Profit/Loss Share Agreement” has the meaning given in Section 3.9.2(a).

1.48 “Development Cost Sharing & Profit/Loss Share Option” has the meaning given in Section 3.9.1.

1.49 “Development Costs” means, with respect to the Profit/Loss Share Target, all costs and expenses incurred on a worldwide basis by or on behalf of Sanofi relating to any activities (including, but not limited to, preclinical, manufacturing and clinical) for Profit/Loss Share Products up to, and including the first regulatory approval by the FDA for a Profit/Loss Share Product in the Territory, but excluding development costs and expenses which are directly and specifically related to a country or jurisdiction outside of the U.S.

1.50 “Disclosing Party” has the meaning given in Section 8.1.2.

1.51 “Dispute” has the meaning given in Section 10.1.

1.52 “European Patent” means patents granted through, and patent applications filed with, the European Patent Office under the European Patent Convention.

1.53 “EMA” means the European Medicines Agency or any successor agency thereto.

1.54 “E.U.” means the European Union and the United Kingdom.

1.55 “Exploit” means to make, use, offer to sell, sell, import, export, practice, research, develop, manufacture, commercialize or otherwise exploit [*], and/or have others do any of the foregoing. “Exploitation” and “Exploiting” shall be construed accordingly.

1.56 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.57 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

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1.58 “Feasible” means that the generation of Licensed Target-specific gRNA molecules is scientifically feasible, as determined by the Parties, with Sanofi having the final decision-making right. “Feasibility” shall be construed accordingly.

1.59 “Field” means, on a Licensed Target-by-Licensed Target basis: (i) with respect to the Initial Licensed Target, [*], (ii) with respect to any Additional Licensed Target or Replacement Licensed Target [*], any disease or medical condition in humans (excluding human infectious viral diseases) and (iii) with respect to any Additional Licensed Target or Replacement Licensed Target [*], any disease or medical condition in humans (excluding human infectious viral diseases) [*].

1.60 “First Commercial Sale” means the first sale of a Licensed Product by Sanofi or its Affiliates or sublicensee to a Third Party for end use or consumption of such Licensed Product in a given country after Regulatory Approval required to market and sell the Licensed Product has been granted with respect to such Licensed Product in such country in which such Licensed Product is sold; provided that the following will not constitute a First Commercial Sale: (i) any sale by Sanofi or an Affiliate to a different Affiliate, (ii) any sales for test marketing or Clinical Trial purposes, (iii) any use of such Licensed Product in Clinical Trials or non-clinical Development activities with respect to such Licensed Product by or on behalf of Sanofi or any of its Affiliates or sublicensees, or (iv) any sale of such Licensed Product at or below the cost of goods as samples or for named patient, compassionate or other charitable purposes.

1.61 “Floor” has the meaning given in Section 4.6.5.

1.62 “FTE Rate” means [*] per annum, being [*] per hour.

1.63 “Futile” means, on a Licensed Target-by-Licensed Target basis, that (i) no Licensed Product directed to such Licensed Target has achieved Development Candidate Nomination and (ii) Sanofi determines, in its sole discretion, that no Licensed Product directed to such Licensed Target is reasonably likely to achieve Development Candidate Nomination.

1.64 “Government Official” means: (i) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (ii) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (iii) any Person acting in an official capacity on behalf of any of the foregoing.

1.65 “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.66 “ gRNA Candidate Validation Criteria” means the following criteria: (i) in the event that Scribe has delivered to Sanofi more than [*] gRNA sequences (as identified at a particular locus), [*] (as rounding to the nearest whole number) of such gRNA sequences result in [*] (as measured by protein knock-out or indel), or (ii) in the event that Scribe has delivered a [*] gRNA sequence but [*] gRNA sequences (as identified at a particular locus), [*] of such gRNA sequences results in [*] (as measured [*]).

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1.67 “HCP” means any member of the medical, pharmacy or nursing professions who in the course of his or her professional activities may prescribe, administer or dispense to an end-user a medicinal product.

1.68 “Hemoglobin-Related Target” means any genetic target that results in the (i) [*], in each case (i) and (ii) as listed in Exhibit 2.9.

1.69 [*]

1.70 “IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country other than the U.S. required to commence Clinical Trials of a pharmaceutical product.

1.71 “Indemnitee” has the meaning given in Section 7.1.3.

1.72 “Indemnitor” has the meaning given in Section 7.1.3.

1.73 “Infringement” has the meaning given in Section 5.6.1.

1.74 “Initial Licensed Target” means the initial Licensed Target set forth on Exhibit 2.3.1 as of the Effective Date [*], and does not include any Replacement Licensed Target replacing such Initial Licensed Target.

1.75 “Intellectual Property” means all Patents, rights to inventions, copyrights, design rights, trademarks, trade secrets, Know-How and all other intellectual property (whether registered or unregistered) and all applications and rights to apply for any of the foregoing, anywhere in the world.

1.76 “JFDC” means the Joint Finance and Development Committee established pursuant to the Development Cost Sharing & Profit/Loss Share Agreement.

1.77 “Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, materials, studies and procedures, and manufacturing process and development information, results and data.

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1.78 “Licensed Editing Compositions” means a composition of (a) CRISPR CasXE enzyme [*] and (b) Licensed gRNAs [*], in each case that (i) [*] and (ii) are Controlled by Scribe at any time during the Term. In the case of an Additional Licensed Target or Replacement Licensed [*].

1.79 “Licensed gRNAs” means, with respect to each Licensed Target, [*].

1.80 “Licensed Know-How” means all materials and non-public Know-How that Scribe Controls as of the Effective Date or during the Term that (a) relate to any Licensed Editing Compositions, Licensed gRNAs, or Licensed Product or (b) are otherwise necessary or useful for the use of Licensed Editing Compositions and/or Licensed gRNAs in research, development, manufacture, commercialization or other exploitation of any Licensed Product.

1.81 “Licensed Materials” means any tangible biological or chemical materials Controlled by Scribe at any time during the Term that is delivered to Sanofi under this Agreement and (a) relates to any Licensed Editing Compositions, Licensed gRNAs or Licensed Product or (b) is otherwise necessary or useful for the research, development, manufacture, commercialization or other exploitation of the Licensed Products.

1.82 “Licensed Patent” means any Patent that Scribe Controls as of the Effective Date or during the Term that (a) Covers any Licensed Editing Compositions, Licensed gRNAs, or Licensed Product or (b) is otherwise necessary or useful for the use of Licensed Editing Compositions and/or Licensed gRNAs in research, Development, manufacture, Commercialization or other exploitation of any Licensed Product. The Licensed Patents include any Patents that constitute Scribe Platform IP and meet sub-clause (a) or (b) above.

1.83 “Licensed Product” means any pharmaceutical preparation containing or comprising a Licensed Editing Composition. For clarity, [*].

1.84 “Licensed Target” means the targets identified on Exhibit 2.3.1, as updated in accordance with Section 2.3 from time to time, if applicable. In the case of a Nominated Insertion into the Safe Harbor Gene Locus, then the “Licensed Target” is the combination of the Safe Harbor Gene Locus and the Nominated Insertion.

1.85 “Licensed Technology” means, collectively, the Licensed Patents, Licensed Know-How and Licensed Materials.

1.86 “Losses” has the meaning given in Section 7.1.1.

1.87 “Major Biopharmaceutical Company” means (a) any entity that itself or through its Affiliates develops or commercializes healthcare products for human consumption that has a fully diluted market capitalization of at least [*] as measured at the closing price on the last day of the preceding [*].

1.88 “Major European Markets” means United Kingdom, Germany, Italy, Spain and France.

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1.89 “Major Markets” means United States, United Kingdom, Germany, Italy, Spain, France, China and Japan.

1.90 “Material Safety Event” means an event that is caused by the Licensed Editing Composition component of a Licensed Product, or is reasonably likely to be caused by the Licensed Editing Composition component of a Licensed Product, and results in one or more deaths, life threatening conditions, inpatient hospitalizations or a prolongation of existing hospitalizations, persistent or significant disabilities or incapacities or substantial disruption of the ability to conduct normal life functions, congenital anomaly/birth defects, significant interventions required to prevent permanent impairment or damage, or that may jeopardize the patient or subject and may require medical or surgical intervention to prevent any of the foregoing outcomes, in each case, as identified by a Regulatory Authority, an institutional review board for a Clinical Trial, or as reasonably determined by the Sanofi Safety Review Committee in accordance with its internal operating procedures consistently applied across its own pharmaceutical products. Where such Material Safety Event is identified only by the Sanofi Safety Review Committee for purposes of Section 5.4.2 or Section 9.4.3, Sanofi will provide written notice to Scribe and such notice will include a summary of such determination and corresponding concerns expressed by the Sanofi Safety Review Committee.

1.91 “NDA” means (a) any New Drug Application (as defined in the FD&C Act), any Biologics License Application (“BLA”) (as defined in the PHSA) and applicable regulations promulgated thereunder by the FDA filed with the FDA to gain approval to market a pharmaceutical product in the U.S., (b) a marketing authorization application (“MAA”) filed with (i) the EMA under the centralized EMA filing procedure to gain approval to market a biopharmaceutical in the E.U., or (ii) a Regulatory Authority in any E.U. country if the centralized EMA filing procedure is not used to gain approval to market a biopharmaceutical in the E.U., or (c) any other equivalent or related Regulatory Filing filed in support of approval to market a biopharmaceutical in any country outside of the U.S. or E.U. (including the United Kingdom), and, in each case ((a) through (c)), including any amendments thereto, and supplemental applications, but excluding applications for reimbursement approval.

1.92 [*].

1.93 “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Sanofi or any of its Affiliates or its or their sublicensees for the sale of a Licensed Product to a Third Party in the Territory commencing with the First Commercial Sale of such Licensed Product less the following deductions determined in accordance with Accounting Standards from such gross amounts in calculating the “gross to net” revenue adjustment, and which are actually incurred, allowed, accrued or specifically allocated with respect to such Licensed Product:

(a) [*];

(b) [*];

(c) [*];

(d) [*];

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(e) [*];

(f) [*];

(g) [*];

(h) [*];

(i) [*]; and

(j) [*].

Any of the deductions listed above that involves a payment by such Party, its Affiliates or its or their sublicensees shall be taken as a deduction in the [*] in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when recognized as a sale in accordance with the applicable Accounting Standards’ revenue recognition criteria.

Net Sales shall not include the following:

(i) the sale, transfer or other disposition of a Licensed Product (x) prior to Regulatory Approval for use in Clinical Trials, (y) free of charge for use in special access programs or for compassionate or similar use, or (z) free of charge of reasonable quantities of promotional samples; or

(ii) the transfer of Licensed Products to an Affiliate or sublicensee; provided, that, (x) unless subject to an exception in proviso (a) immediately above, the First Commercial Sale occurs if the Affiliate or sublicensee is the end user; and, provided further, that, (y) Sanofi does not consolidate the revenues recognized by the Affiliate or sublicensee with respect to any further resale of the Licensed Product.

In the event that a Licensed Product is sold in the Territory in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by [*]. If either such Licensed Product or Other Item that contains the other active ingredients is not sold separately in the Territory, then the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Licensed Product or Other Item that contains the other active ingredients in such Combination Product to the total fair market value of such Combination Product.

In the case of pharmacy incentive programs, hospital performance incentive programs chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, [*].

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Sanofi, its Affiliates or its or their sublicensees, which must be in accordance with applicable Accounting Standards.

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Notwithstanding the foregoing, in the event that Scribe exercises the Development Cost Sharing & Profit/Loss Share Option, solely with respect to Profit/Loss Share Products, during the Profit/Loss Share Term, for purposes of the calculation of royalties payable by Sanofi under Section 4.6 and for the determination of achievement of any Commercial Sales Milestones Event under Section 4.5, Net Sales shall exclude the gross amount billed or invoiced by Sanofi or any of its Affiliates or its or their sublicensees for the sale of such Profit/Loss Share Products to a Third Party in the United States.

1.94 “New gRNA IP” has the meaning given in Section 5.2.4.

1.95 “New IP” means any and all new inventions conceived or reduced to practice solely by or on behalf of either Party or jointly by the Parties during the Term in the course of the activities contemplated by this Agreement that are related to (a) [*]; (b) [*]; (c) [*]; or (d) [*].

1.96 “New Scribe IP” any New IP conceived or reduced to practice solely by or on behalf of Scribe and that is not Assigned IP.

1.97 “Nominated Insertion” means, with respect to a Safe Harbor Gene Locus, a therapeutic cargo or therapeutic vector (e.g., a gene, an engineered antibody, an enzyme or a modified effector protein) to be introduced at such Safe Harbor Gene Locus, nominated by Sanofi pursuant to Section 2.3.2.

1.98 “Nominated Target” has the meaning given in Section 2.3.2.

1.99 “Non-Breaching Party” has the meaning given in Section 9.2.1.

1.100 “Non-Prosecuting Party” has the meaning given in Section 5.5.3.

1.101 “Owning Party” has the meaning given in Section 5.2.4.

1.102 “Patents” means (a) issued and unexpired patents and pending patent applications, (b) any foreign counterparts thereof, (c) all divisionals, continuations, continuations in-part thereof or any other pending patent application claiming priority directly or indirectly to (i) any such specified issued and unexpired patents or pending patent applications or (ii) any issued and unexpired patent or pending patent application from which such specified patents or patent applications claim direct or indirect priority, and (d) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of any of the foregoing, and any foreign counterparts thereof. For avoidance of doubt European Patents and Unitary Patents are Patents.

1.103 “Patent Challenge” has the meaning given in Section 9.2.3.

1.104 “Payment” has the meaning given in Section 4.11.

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1.105 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.106 “Phase I Clinical Trial” means a Clinical Trial in humans that generally provides for the first introduction into humans of a pharmaceutical or biologic product with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a Clinical Trial in such other country or region.

1.107 “Phase I/II Clinical Trial” means a combined Phase I Clinical Trial and Phase II Clinical Trial.

1.108 “Phase II Clinical Trial” means a Clinical Trial of a Licensed Product conducted on a sufficient number of subjects for evaluating (and the principal purpose of which is to evaluate) the effectiveness of a pharmaceutical product for its particular intended use and obtaining (and to obtain) information about side effects and other risks associated with the drug, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a Clinical Trial in such other country or region.

1.109 “Phase III Clinical Trial” means a Clinical Trial in humans of a pharmaceutical or biologic product that the FDA permits to be conducted under an open IND and that is performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that meets the requirements of 21 C.F.R. § 312.21I, as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a Clinical Trial in such other country or region, provided, however, that the FDA permits the treatment of patients in the U.S. under an open IND in such Clinical Trial. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a Clinical Trial is a Phase III Clinical Trial or whether a patient has been dosed thereunder.

1.110 “PHSA” means the United States Public Health Service Act, as amended.

1.111 “Pivotal Trial” means any (a) a Clinical Trial in humans that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or jurisdiction, the equivalent of such a Clinical Trial in such other country or jurisdiction, or (b) other Clinical Trial in humans of a pharmaceutical or biologic product, the results of which, together with prior data and information concerning such product, are intended to be or otherwise are sufficient, without any additional Clinical Trial, to meet the evidentiary standard for demonstrating the safety, efficacy, and of such active substance of such product established by a Regulatory Authority in any particular jurisdiction and is intended to support, or otherwise supports, the submission of an MAA in such jurisdiction (including any bridging study).

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1.112 “Profit/Loss Share Product” means a Licensed Product directed to the Profit/Loss Share Target.

1.113 “Profit/Loss Share Target” means the Licensed Target for which the Development Cost Sharing & Profit/Loss Share Option has been exercised.

1.114 “Profit/Loss Share Term” has the meaning given in Section 3.9.4(a).

1.115 “Program Advancement” has the meaning given in Section 2.4.

1.116 “Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent. For avoidance of doubt, Prosecute and Maintain or Prosecution and Maintenance also includes: (A) the filing of an application to opt-out any European Patent from the exclusive competence of the Unified Patent Court; (B) lodging an application to withdraw an opt-out with respect to any European Patent from the exclusive competence of the Unified Patent Court, in accordance with Applicable Laws (including Article 83 of the Unified Patent Court Agreement and Rule 5 of the Rules of Procedure of the Unified Patent Court); (C) the filing of a request for Unitary Patent Effect for any granted European patent; and (D) the filing for patent term extension, including supplementary protection certificates (e.g., national supplementary protection certificates before national authorities of Unitary Supplementary Protection Certificates) and any other extensions that are now or become available in the future regarding patent rights. Capitalized terms in this Section 1.116 (if not defined herein) shall have the meaning given to such terms in the Rules of Procedure of the Unified Patent Court as adopted by the decision of the Administrative Committee on July 8, 2022 and established by the Agreement on a Unified Patent Court of February 19, 2013 (OJ C 175, 20.6.2013, p. 1) (including any subsequent amendments).

1.117 “Prosecuting Party” has the meaning given in Section 5.5.3.

1.118 “Receiving Party” has the meaning given in Section 8.1.2.

1.119 “Redacted Version” has the meaning given in Section 8.1.5.

1.120 “Reduction Factor” means, on a Licensed Product-by-Licensed Product and country-by-country basis, an amount, expressed as a percentage, equal to the quotient of (i) the lowest amount of Net Sales that has been recorded in such country in any Calendar Quarter after Biosimilar Launch, divided by (ii) Baseline Net Sales for such Licensed Product in such country.

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1.121 “Reduction Percentage” means the percentage corresponding to the Reduction Factor in the table below:

Reduction Factor	Reduction Percentage
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

1.122 “Regents” has the meaning given in Section 1.150.

1.123 “Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a pharmaceutical product (including any Licensed Product) in any country or jurisdiction.

1.124 “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products (including any Licensed Product) in a given jurisdiction. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including any Licensed Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.125 “Regulatory Exclusivity” means, with respect to each Licensed Product in any country in the Territory, a period of exclusivity (other than Patents exclusivity) granted or afforded by Applicable Laws or by a Regulatory Authority in such country that prevents the approval or marketing of any biosimilar of such Licensed Product in such country, including reference product exclusivity under Section 351(k)(7) of the PHSA and pediatric exclusivity under Section 351(m) of the same and any foreign equivalents.

1.126 “Regulatory Filings” means all applications, filings, and dossiers, biologics master files, drug master files and other documents, data, results, and materials submitted to a Regulatory Authority in support of Development or Commercialization of a pharmaceutical or biologic product, including for the purpose of obtaining Regulatory Approval from that Regulatory Authority. Regulatory Filings include all INDs, NDAs, BLAs and other applications for Regulatory Approval and their equivalents.

1.127 “Replacement Licensed Target” has the meaning given in Section 2.3.3.

1.128 “Report” has the meaning given in Section 3.9.3(a).

1.129 “Restricted Period” has the meaning given in Section 2.10.

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1.130 “Restricted Availability Target” means with respect to a Nominated Target, that Scribe has previously granted (or is in active discussions (as evidenced by the delivery to, or receipt of, a term sheet or most recent iteration of a term sheet from a bona fide Third Party offeror within the preceding [*] with respect to the grant of) a non-exclusive license or other right to such target and field of use to a Third Party that would conflict with the exclusive rights to be granted to Sanofi under this Agreement (if such target were to become a Licensed Target).

1.131 “Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

1.132 “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing with the First Commercial Sale of such Licensed Product in such country and terminating upon the latest of (a) the date on which the sale of such Licensed Product, in the absence of the licenses granted under this Agreement, would no longer infringe a Valid Claim in such country; (b) the expiration of Regulatory Exclusivity in such country, or (c) [*] from the First Commercial Sale of such Licensed Product in such country.

1.133 “Safe Harbor Gene Locus” means [*].

1.134 “Sanofi Competitor” means the acquirer, assignee or transferee, or their Affiliates (other than Scribe), in connection with a Change of Control of Scribe, that as of the closing of a Change of Control of Scribe has a Competing Program.

1.135 [*].

1.136 [*].

1.137 “Sanofi Indemnitee” has the meaning given in Section 7.1.1.

1.138 “Sanofi Licensed Product IP” has the meaning given in Section 5.2.3.

1.139 “Sanofi mRNA Modifications” has the meaning given in Section 5.2.3.

1.140 “Scribe Activities Plan” has the meaning given in Section 3.2.

1.141 “Scribe Indemnitee” has the meaning given in Section 7.1.2.

1.142 “Scribe Platform IP” has the meaning given in Section 5.2.2.

1.143 “Segregate” means, with respect to a Competing Program, to segregate the Exploitation activities relating to such Competing Program from Sanofi’s Confidential Information provided to Scribe under this Agreement, including by ensuring that [*].

1.144 “Term” has the meaning given in Section 9.1.

1.145 “Terminated Licensed Product” has the meaning given in Section 9.4.3.

1.146 “Terminated Licensed Product Data” has the meaning given in Section 9.4.3(a).

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1.147 “Terminated Licensed Product License” has the meaning given in Section 9.4.3.

1.148 “Territory” means worldwide.

1.149 “Third Party” means a Person other than (a) Sanofi or its Affiliates and (b) Scribe or its Affiliates.

1.150 “Third Party Infringement” has the meaning given in Section 5.7.1.

1.151 “UC Berkeley License” means that certain Amended and Restated Exclusive License Agreement, between Scribe and Regents of the University of California (“Regents”), dated September 23, 2020, as amended from time to time.

1.152 “UC Berkeley Patents” has the meaning given in Section 2.1.3.

1.153 “Unified Patent Court” means the court established by the EU under the Unified Patent Court Agreement of February 19, 2013 (2013/C 175/01) (OJ EU 20.6.2013, C 175/1).

1.154 “Unitary Patent” means those European Patents granted through the European Patent Office under the European Patent Convention, which are subject to EU Regulation No. 1257/2012 (OJ EU L 361, 31.12.2012, p. 1). A Unitary Patent may also be referred to as a European Patent with unitary effect.

1.155 “Upfront Payment” has the meaning given in Section 4.1.

1.156 “U.S.” means the United States of America and its territories and possessions.

1.157 “Valid Claim” means on a country-by-country and Licensed Product-by-Licensed Product basis any (a) composition of matter claim that Covers a Licensed Product or (b) method claims that Cover an Approved Use of a Licensed Product for the treatment of any diseases in the Field, in all cases for (a) and (b) in: (i) any issued and unexpired Patent within the Licensed Patents or New IP, which claim has not been held unenforceable, unpatentable or invalid by the final, unappealable decision of a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (ii) any pending Patent application within the Licensed Patents or New IP, which continues to be prosecuted in good faith, is not substantially similar in scope to another claim in an earlier filed Patent application, and which claim has not been abandoned or has not been finally rejected without the possibility of appeal or refiling; provided that, on a country-by-country basis, a pending Patent application, or the subject matter of a claim thereof, pending for more than [*] after the [*]. Notwithstanding the foregoing, Valid Claim specifically excludes [*].

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ARTICLE 2

LICENSES; LICENSED TARGETS; TECHNOLOGY TRANSFER

2.1 Licenses.

2.1.1 Scribe hereby grants to Sanofi and its Affiliates an exclusive, non-transferable (other than in accordance with Section 11.7), royalty-bearing license, with the right to grant sublicenses through multiple tiers (subject to Section 2.2), under the Licensed Technology to use the Licensed Editing Compositions for research, Development, registration, making, having made, selling, having sold, offering for sale, importing, exporting and otherwise Exploiting the Licensed Products in the Field in the Territory.

2.1.2 Scribe hereby grants to Sanofi and its Affiliates a non-exclusive, non-transferable (other than in accordance with Section 11.7), royalty-bearing Right of Reference or Use, with the right to grant sublicenses through multiple tiers (subject to Section 2.2), under Scribe’s Regulatory Filings for the purpose of research, Development, registration, making, having made, selling, having sold, offering for sale, importing, exporting and otherwise Exploiting the Licensed Products in the Field in the Territory.

2.1.3 UC Berkeley License. Solely to the extent that the Licensed Patents include any Patents licensed to Scribe under the UC Berkeley License (the “UC Berkeley Patents”) (i) this Agreement shall constitute a Sublicense (as such term is defined in the UC Berkeley License) and shall be subject to the terms of the UC Berkeley License applicable to Sublicensees (as such term is defined in the UC Berkeley License), (ii) as it relates to UC Berkeley Patents, the licenses granted to Sanofi and its Affiliates in Section 2.1.1 are limited to the extent of the licenses granted to Scribe under Paragraph 3.1 of the UC Berkeley License, (iii) to the extent applicable to Sublicensees, Sanofi and its Affiliates shall be subject to the rights of, and shall perform all obligations and observe all restrictions due to, the Regents and Howard Hughes Medical Institute (and, if applicable, the U.S. Government) under the UC Berkeley License, including the indemnification obligations set forth in Sections 19.1 and 19.2 of the UC Berkeley License, and (iv) the Regents and the Howard Hughes Medical Institute shall be intended third party beneficiaries of this Agreement. Scribe shall promptly notify Sanofi in the event that any obligation under the UC Berkeley License applicable to Sublicensees has been satisfied in full, in which case Sanofi shall be relieved of such obligation.

2.1.4 For clarity, the licenses, and the Right of Reference or Use, set forth in Sections 2.1.1, 2.1.2 and 2.1.3, does not include, and no licenses are granted by Scribe, with respect to the use of any Delivery Technology Controlled by Scribe or any other active pharmaceutical ingredients that may be incorporated into a Licensed Product that is not the Licensed Editing Composition.

2.2 Sublicensing. Subject to the terms and conditions of this Agreement, Sanofi shall have the right to grant (through multiple tiers) sublicenses under the rights granted under Sections 2.1.1 and 2.1.2, provided that: (i) further sublicenses under the UC Berkeley Patents shall require the Regents’ consent in accordance with the UC Berkeley License and Scribe will promptly request such consent by Regents at Sanofi’s direction, (ii) each sublicense will be consistent with the terms and conditions of this Agreement, including compliance with Section 2.1.3, and will include Intellectual Property ownership, confidentiality, non-disclosure, non-use provisions at least as restrictive or protective of the Licensed Technology and Scribe’s Confidential Information as those set forth in this Agreement; and (iii) Sanofi shall remain responsible for the performance of its obligations under this Agreement, notwithstanding any such sublicense and the performance of any sublicensee, and for any payments due hereunder with respect to any activities of any sublicensee. Sanofi shall provide to Scribe a copy of any sublicense agreement promptly following execution of the sublicense agreement, provided that Sanofi shall be permitted to remove or redact any confidential, proprietary or competitively sensitive information, or other information that is not strictly required for Scribe to ensure compliance with the foregoing provisions of this Section.

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2.3 Licensed Target Designation.

2.3.1 Number of Licensed Targets. Subject to Section 2.3.3, Sanofi shall have the right to designate up to [*] Licensed Targets in total (including the Initial Licensed Target) in accordance with this Section 2.3. For clarity, Sanofi has no obligation to nominate Additional Licensed Targets under this Agreement.

2.3.2 Nomination. At any time prior to the date which is [*] after the Effective Date, Sanofi shall have the option to nominate additional targets to be Licensed Targets, up to a maximum of [*] Licensed Targets (inclusive of the initial Licensed Target set forth on Exhibit 2.3.1). Sanofi shall nominate a target as a Licensed Target by providing to Scribe the identity of the target (“Nominated Target”). In the event the Nominated Target includes a Safe Harbor Gene Locus, the Parties acknowledge and agree that Sanofi shall be limited to [*] Nominated Insertion and at the time of nomination of such Safe Harbor Gene Locus as the Nominated Target, Sanofi will identify the Nominated Insertion. Scribe shall notify Sanofi within [*] whether the Nominated Target (which, for purposes of evaluation of Availability and Feasibility pursuant to this Section 2.3.2 shall include, if applicable, the Nominated Insertion), is Available and whether Scribe believes the Nominated Target is Feasible, including if any such Nominated Target is a Restricted Availability Target.

(a) Feasibility. If Scribe has provided notice that the Nominated Target is Feasible, then such Nominated Target shall be a Licensed Target, subject to Availability as set forth in Section 2.3.2(b). If Scribe has provided notice that the Nominated Target is not Feasible, then the Parties shall discuss in good faith whether the Nominated Target is Feasible. At the request of Sanofi, the Parties shall negotiate in good faith to agree upon a time-limited test plan to be conducted at Sanofi under a material transfer agreement (in a form substantially similar to material transfer agreements previously entered into by the Parties) to enable Sanofi to evaluate the Feasibility of such Nominated Target. If Sanofi decides the Nominated Target is Feasible, then such Nominated Target shall be a Licensed Target, subject to Availability as set forth in Section 2.3.2(b). If Sanofi agrees that the Nominated Target is not Feasible, then such Nominated Target shall not be a Licensed Target and Sanofi shall be free to nominate another Nominated Target pursuant to this Section 2.3.2.

(b) Availability. If Scribe has provided notice that such Nominated Target: (i) is Available and is not a Restricted Availability Target, then such Nominated Target shall be a Licensed Target, subject to Feasibility as set forth in Section 2.3.2(a), (ii) is a Restricted Availability Target then, Sanofi may, in its sole discretion, select such Nominated Target as a Licensed Target, subject to Feasibility as set forth in Section 2.3.2(a), provided that the license granted pursuant to Section 2.1.1 shall be exclusive, subject only to the licenses or other rights to such Nominated Target granted to any applicable Third Parties as of such date, or (iii) is not Available and is not a Restricted Availability Target, or if such Nominated Target is a Restricted Availability Target that is not selected by Sanofi pursuant to the foregoing clause (ii)then Sanofi shall be free to nominate another Nominated Target pursuant to this Section 2.3.2.

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2.3.3 One-Time Replacement Right for each Licensed Target. On a Licensed Target-by-Licensed Target basis, Sanofi shall have the one-time right, in its sole discretion, to replace a Licensed Target in accordance with this Section 2.3.3. Prior to the earlier of (i) Development Candidate Nomination for a Licensed Target and (ii) the date that is [*] after the date designation of such Licensed Target pursuant to Section 2.3 (which designation date shall be the Effective Date for the Initial Licensed Target), Sanofi may elect to replace such Licensed Target with a different Nominated Target by providing Scribe with written notice thereof. The Parties shall use the process set forth in Section 2.3.2 to determine whether such replacement Nominated Target shall become a Licensed Target. Upon such replacement Nominated Target becoming a Licensed Target, then the target that is being replaced shall cease to be a Licensed Target and the replacement Licensed Target shall be deemed to be a Licensed Target for all purposes of this Agreement (each, a “Replacement Licensed Target”), provided that no Nomination Fee shall be payable in connection with such replacement.

2.3.4 Update to Exhibit 2.3.1. Upon designation of any Additional Licensed Target or Replacement Licensed Target in accordance with this Section 2.3, Exhibit 2.3.1 shall be deemed automatically updated to include such Licensed Target and the corresponding field of use and the Sanofi Alliance Manager will be responsible for distributing to Scribe an updated version of Exhibit 2.3.1.

2.4 Initial Development Activities.

2.4.1 Delivery of gRNA Sequences and Related Information for all Licensed Targets. Without limiting Section 2.5, with respect to each Licensed Target, Scribe shall use Commercially Reasonable Efforts, and shall utilize its proprietary screening systems and Know-How, to identify Licensed Target-specific gRNA molecules and provide to Sanofi, within [*] of the Effective Date for the Initial Licensed Target, or as soon as reasonably practicable but in any event within [*] of designation of an Additional Licensed Target, or a Replacement Licensed Target, pursuant to Section 2.3, (a) a complete list of all gRNA molecules (including the spacer nucleotide sequence, scaffold nucleotide sequence and chemical modifications designs thereof) identified by Scribe for such Licensed Target, such list being ranked in order of potential in silico predicted off-target activity, and (b) the complete output of Scribe’s algorithm or other proprietary screening systems, including filters applied to the list of gRNA molecules described under the preceding sub-clause (a).

2.4.2 Evaluation of gRNA Molecules for Additional Licensed Targets and Replacement Licensed Targets. Sanofi shall use Commercially Reasonable Efforts to timely evaluate the gRNA molecules provided pursuant to Section 2.4.1 for each Additional Licensed Target or Replacement Licensed Target against the gRNA Candidate Validation Criteria. Sanofi shall provide notice to Scribe within [*] after achievement of the gRNA Candidate Validation Criteria for such gRNA molecules.

2.4.3 Additional gRNA Engineering for Additional Licensed Targets and Replacement Licensed Targets. If the gRNA molecules provided pursuant to Section 2.4.1 for each Additional Licensed Target or Replacement Licensed Target have failed to meet gRNA Candidate Validation Criteria, Sanofi shall provide notice of such determination to Scribe within [*] after Sanofi makes such determination. Upon receipt of such notice, the Parties will discuss in

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good faith the results of such evaluation. At the request of Sanofi, Scribe will use Commercially Reasonable Efforts to engineer Licensed Editing Compositions to improve efficacy for such Licensed Target pursuant to a mutually agreed research plan and a budget, which shall initially be proposed by Scribe (“Additional Engineering”). Subject to the mutually agreed budget, Scribe’s activities under such research plan shall be at Sanofi’s cost, provided, that the first [*] man-hours of activities conducted by employees of Scribe pursuant to such research plan during the first [*] after initiation of such research plan shall be provided to Sanofi free of charge, and provided, further, that if the entire duration of the research plan is [*] or less, the research plan will provide for not less than [*] of activity to be conducted during such period (unless the particular research plan does not require [*] man-hours, in which case the applicable lesser amount will be included). The Parties shall meet at [*], [*] and [*] following the initiation of the research plan to discuss progress and probability of success.

2.4.4 Sanofi Options after Additional Engineering of gRNA fails to meet gRNA Candidate Validation Criteria for Additional Licensed Targets or Replacement Licensed Targets. If the gRNA molecules provided pursuant to Section 2.4.1 for each Additional Licensed Target or Replacement Licensed Target have failed to meet gRNA Candidate Validation Criteria, after completion of Additional Engineering (if requested by Sanofi), Sanofi shall provide notice to Scribe of its election, in its sole discretion, to (i) exercise its right to replace such Additional Licensed Target pursuant to Section 2.3.3 (provided such right has not already been exercised for the same original Licensed Target), (ii) to suspend Development of such Licensed Target, or (iii) to advance Development of such Licensed Target (“Program Advancement”). With respect to any Licensed Target for which Development has been suspended in accordance with the foregoing clause (ii), if Sanofi subsequently determines, in its sole discretion, to advance Development of such Licensed Target, Sanofi shall provide notice of such determination to Scribe and such determination shall be deemed to be Program Advancement for purposes hereof.

2.5 Technology and Material Transfer for all Licensed Targets. Scribe shall carry out the technology and material transfer in accordance with the initial technology and material transfer plan set forth in Exhibit 2.5 for each Licensed Target, on the timelines set forth therein. Scribe shall cause its appropriately skilled employees and any necessary Third Party (including its CROs or CMOs) to perform such technology transfer. Scribe, at its sole cost and expense, shall deliver to Sanofi the complete, validated sequences of Licensed gRNAs. For a period of [*] after the Effective Date for the Initial Licensed Target, and a period of [*] after designation of an Additional Licensed Target, or a Replacement Licensed Target, pursuant to Section 2.3, Scribe shall (i) cause such employees of Scribe to provide Sanofi and/or sublicensees (at Sanofi’s election) with such assistance as reasonably necessary to enable Sanofi and/or sublicensees (as applicable) to Develop and manufacture the applicable Licensed Products, and (ii) at the request of Sanofi, procure the introduction of Sanofi to its CMO and, if Sanofi wishes to enter into a direct agreement with such CMO, waive any exclusivity (or other) provisions in its agreement with such CMO, in each case to the extent necessary to allow Sanofi or its Affiliate to enter into an agreement with such CMO and, to the extent possible, procure that Sanofi may order material from such CMO using the same commodity number as is used by Scribe in respect of the relevant materials. The completion of the technology and material transfer in accordance with Exhibit 2.5, including the initial delivery to Sanofi of the complete, validated sequences of the selected Licensed gRNAs, and the [*] man-hours of assistance provided by employees of Scribe pursuant to this Section 2.5 for each Licensed Target, shall be provided to Sanofi free of charge, provided, however, that in the event that Scribe performs Additional Engineering for any Licensed Target, Sanofi shall not be entitled to any free of charge assistance pursuant to this Section 2.5. Any such assistance beyond the foregoing shall be provided at Sanofi’s cost, pursuant to a mutually agreed budget.

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2.6 Futile Licensed Target. In the event that, at any time for the Initial Licensed Target, or after achievement of Guide RNA Candidate Validation Criteria or Program Advancement for any other Licensed Target, a Licensed Target is determined by Sanofi to be Futile, Sanofi shall promptly provide notice of such determination to Scribe. Upon receipt of such notice, the Parties will discuss in good faith the results of the Development activities, and future prospects, for such Licensed Target. At the request of Sanofi, Scribe will use Commercially Reasonable Efforts, at Sanofi’s cost, to engineer Licensed Editing Compositions to improve efficacy for such Licensed Target pursuant to a mutually agreed research plan and a budget (including a cap), which shall initially be proposed by Scribe. Scribe shall not commence any work under such research plan until the associated budget is agreed upon by the Parties.

2.7 Improvements. During the Term, Scribe shall keep Sanofi reasonably informed about any new material Licensed Know-How or material improvements to the Licensed Technology, and, for the period beginning [*], Scribe shall provide any such know-how or improvements, in each case after Sanofi has provided a written request to receive such know-how or improvements, to enable Sanofi to Develop, manufacture, Commercialize or otherwise exploit the Licensed Products. In the case that clinical development of a program for any Licensed Target is delayed or paused for reasons related to the Licensed Editing Composition for such program (as reasonably determined by Sanofi), then upon Sanofi’s reasonable request Scribe shall keep Sanofi reasonably informed about such know-how and improvements until the earlier of (i) [*] after the Effective Date and (ii) completion of Phase II Clinical Trials for the final Licensed Target.

2.8 No Other Rights and Retained Rights. Nothing in this Agreement shall be interpreted to grant to Sanofi or its Affiliates any rights under any Intellectual Property rights owned or Controlled by Scribe that is not expressly granted herein, whether by implication, estoppel, or otherwise. Sanofi shall not practice the Licensed Technology other than as expressly licensed and permitted under this Agreement. Any rights not expressly granted to Sanofi and its Affiliates by Scribe under this Agreement with respect to the Licensed Technology are hereby retained by Scribe. All rights and licenses granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such rights and licenses under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement, to the extent it is in effect at such time, shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

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2.9 Hemoglobin-Related Targets. The list of Hemoglobin-Related Targets, as agreed by the Parties as of the Effective Date, is set forth on Exhibit 2.9. During the Restricted Period, to the extent Sanofi desires to add an additional target to Exhibit 2.9, it shall first consult with Scribe. Such consultation shall occur within [*] of Sanofi’s request and during such consultation the Parties will discuss in an attempt to agree upon whether such target meets the definition of a Hemoglobin-Related Target. In the event that, after such consultation, Sanofi reasonably believes that such target meets the definition of a Hemoglobin-Related Target and Scribe does not believe that such target meets the definition of a Hemoglobin-Related Target, then the Parties shall submit the matter to an independent expert with expertise in the field of hemoglobinopathies for a binding decision on the Parties. Such independent expert shall be instructed to make its determination by confirming the existence of any (i) published literature or data, (ii) public presentation or, (iii) non-public information or data obtained by, or generated by or on behalf of Sanofi indicating that such target meets the definition of a Hemoglobin-Related Target. Sanofi may provide such non-public information or data to the independent expert on a confidential basis and Sanofi shall have no obligation to, and the independent expert shall not, provide such information or data to Scribe. If the Parties agree that target meets the definition of Hemoglobin-Related Target, or if there is a disagreement and such expert decides that the target meets the definition of a Hemoglobin-Related Target, then the target shall be deemed a Hemoglobin-Related Target and Exhibit 2.9 shall be deemed automatically updated to include such target and the Sanofi Alliance Manager will be responsible for distributing to Scribe an updated version of Exhibit 2.9. For clarity, if the Parties disagree on whether such target meets the definition of a Hemoglobin-Related Target, then during the pendency of the notice and discussions and expert determination (if applicable) pursuant to this Exhibit 2.9, Scribe will not grant any Third Party rights with respect to such target.

2.10 [*].

2.11 [*].

2.11.1 [*].

2.11.2 [*].

2.11.3 [*].

2.11.4 [*].

ARTICLE 3

DEVELOPMENT; REGULATORY; MANUFACTURING; COMMERCIALIZATION

3.1 Alliance Manager. Within [*] following the Effective Date, each Party shall appoint an individual to act as the Alliance Manager for such Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated under this Agreement and shall help facilitate all such activities hereunder.

3.2 Research and Development. Sanofi shall have the sole and exclusive right and responsibility at its expense (subject to the Development Cost Sharing & Profit/Loss Share Option) for all research and clinical development activities for the Licensed Products in the Field in the Territory, and the development plan for each Licensed Product shall be determined in Sanofi’s sole discretion. At the written request of Sanofi, Scribe shall perform certain pre-clinical activities (which may include the design of the gRNA molecules for the applicable Licensed Targets, off-

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target genome editing analysis of the Licensed Editing Compositions and/or performing further activities to improve efficiencies in the Licensed gRNAs) according to a plan to be agreed in writing by the Parties, substantially in the form of the template set forth on Exhibit 3.2 (such plan to include an estimated budget (which shall include man-hours to be provided at the FTE Rate) and timeline) (collectively, the “Scribe Activities Plan”). Scribe will conduct its activities under any Scribe Activities Plan and will invoice Sanofi in accordance with the payment terms set forth in such Scribe Activities Plan. Nothing in this Section shall limit Scribe’s obligations to perform its obligations as set forth in Sections 2.4, 2.5, 2.6 and 2.7.

3.3 Diligence. Sanofi shall use Commercially Reasonable Efforts to obtain Regulatory Approval for [*] Licensed Product for each Licensed Target in [*] indication in the Field [*] of the Major Markets. [*].

3.4 Regulatory. During the Term, upon Sanofi’s written request, Scribe shall provide to Sanofi all of the regulatory documentation, including Regulatory Filings and CMC Information, with respect to the Licensed Editing Compositions, Licensed gRNAs, or the Licensed Product owned by Scribe; provided that Scribe may redact any portions that are not relating to the Licensed Technology. All Regulatory Filings and Regulatory Approvals for the Licensed Products shall be in the name of, and owned by, Sanofi. Sanofi shall be solely responsible for preparing, obtaining and maintaining all Regulatory Approvals for the Licensed Products in the Field within the Territory, and conducting all related communications with the Regulatory Authorities in the Territory. Sanofi shall, upon Scribe’s written request, provide Scribe with a copy of any Regulatory Filings submitted by or on behalf of Sanofi, its Affiliates and sublicensees for Licensed Products in the United States and any Major European Market, but, in each in case, (i) limited to the portions of such Regulatory Filing specifically relating to the Licensed Technology and Sanofi may redact any information that Sanofi reasonably believes are proprietary or sensitive, (ii) such portions of such Regulatory Filing shall be provided for informational purposes only, and (iii) such portions of such Regulatory Filing shall be treated as Sanofi’s Confidential Information for the purposes of this Agreement.

3.5 Manufacturing. Following completion of the technology transfer described in Section 2.5 and/or any transfer of supplies of Licensed Materials, Sanofi shall be solely responsible (whether on its own or through one or more CMOs) for the manufacture of all pre-clinical, clinical, and commercial supplies of the corresponding Licensed Product in the Field for use in the Territory.

3.6 Commercialization. Subject to the Co-Promotion Option, Sanofi shall have the sole and exclusive right and responsibility for the Commercialization of the Licensed Products in the Field in the Territory including controlling all marketing and sales activity.

3.7 Records. Each Party shall maintain, or cause to be maintained, written (or electronic) records of its Development activities with respect to each Licensed Product, in each case in sufficient detail and in good scientific manner appropriate for patent and compliant regulatory purposes.

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3.8 Reporting. On a Licensed Target-by-Licensed Target basis, beginning as of the Effective Date for the Initial Licensed Target set forth on Exhibit 2.3.1, and beginning at such time as the gRNA Candidate Validation Criteria is met or Program Advancement occurs for any Additional Licensed Target or Replacement Licensed Target, and ending upon the first Regulatory Approval of a Licensed Product directed to such Licensed Target, Sanofi’s Alliance Manager shall provide to Scribe’s Alliance Manager written [*] summarizing, in reasonable detail, Sanofi’s Development efforts in the Major Markets with respect to such Licensed Target during the prior [*] period, a summary of anticipated Development efforts in the Major Markets with respect to such Licensed Target for the subsequent [*] period and, the anticipated date of First Commercial Sale of the first Licensed Product, provided, that while the JFDC is in effect, Sanofi shall have no reporting obligation under this Section 3.8 in respect of the Profit/Loss Share Products. Such reports will be Sanofi’s Confidential Information.

3.9 Development Cost Sharing & Profit/Loss Share Option.

3.9.1 Development Cost Sharing & Profit/Loss Share Option. Scribe shall have a one-time option, exercisable in its sole discretion, for only one (1) Licensed Target (other than the Initial Licensed Target or any Replacement Licensed Target replacing the Initial Licensed Target) to co-fund Development Costs for such Licensed Target, in return for a share of U.S. profits and losses for such Licensed Target, on the terms and conditions set forth herein (the “Development Cost Sharing & Profit/Loss Share Option”).

3.9.2 Development Cost Sharing & Profit/Loss Share Terms and Conditions.

(a) In the event that Scribe exercises the Development Cost Sharing & Profit/Loss Share Option in accordance with Section 3.9.3(b), (i) Scribe shall fund [*] of Development Costs pursuant to Section (c) and (ii) the Parties shall enter into an agreement (the “Development Cost Sharing & Profit/Loss Share Agreement”) providing for the Parties to share, [*], U.S. profits and losses of each Profit/Loss Share Product, on the terms and conditions set forth in Exhibit 3.9.2 and such other terms and conditions as the parties may mutually agree. The Parties agree to use Commercially Reasonable Efforts to negotiate and enter into the Development Cost Sharing & Profit/Loss Share Agreement no later than the first anticipated approval of an IND for a Profit/Loss Share Product. Until such time as the Development Cost Sharing & Profit/Loss Share Agreement is entered into by the Parties, the terms of Exhibit 3.9.2 shall govern related activities.

(b) In addition, in connection with the exercise by Scribe of the Development Cost Sharing & Profit/Loss Share Option, the royalties payable by Sanofi under this Agreement shall be adjusted as provided in Section 4.6.1. For the avoidance of doubt, [*].

(c) Within [*] after the end of each Calendar Quarter during the Profit/Loss Share Term, Sanofi shall invoice Scribe for [*] of Development Costs incurred by Sanofi in the previous Calendar Quarter and Scribe shall pay to Sanofi the invoiced amount not later than [*] after receipt of such invoice.

3.9.3 Process.

(a) At least [*] prior to the first anticipated approval of an IND for a Licensed Product directed to a Licensed Target other than the Initial Licensed Target, Sanofi shall provide to Scribe: (i) the current summary report of the research and preclinical results for such Licensed Target, and (ii) a current development plan (specifying the intended number of indications, the plans for pivotal trials, and the estimated number of patients, etc.) and estimated budget for Development Costs for such Licensed Target (the “Report”).

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(b) During the [*] period following delivery of the Report, Scribe may exercise the Development Cost Sharing & Profit/Loss Share Option by providing written notice of such exercise to Sanofi. In the event that no such notice is given during such [*] period, or if Scribe shall provide written notice to Sanofi that it declines to exercise the Development Cost Sharing & Profit/Loss Share Option, then the Development Cost Sharing & Profit/Loss Share Option shall remain unexercised and exercisable in the future with respect to another Licensed Target (other than the Initial Licensed Target).

(c) Concurrent with any exercise by Scribe of the Development Cost Sharing & Profit/Loss Share Option pursuant to Section 3.9.3(b), Scribe shall provide information to demonstrate that: [*].

3.9.4 Profit/Loss Share Term.

(a) The “Profit/Loss Share Term” shall commence, on a Profit/Loss Share Product-by-Profit/Loss Share Product basis upon the first IND approval for a Profit/Loss Share Product and terminate upon the earliest to occur of: (i) the later to occur of (a) the date on which no Valid Claim Covers the sale such Profit/Loss Share Product in the U.S., and (b) the date that is [*] after the date of the First Commercial Sale of such Profit/Loss Share Product in the U.S., (ii) termination by Sanofi pursuant to Section 3.9.4(b), and (iii) any other termination of the Development Cost Sharing & Profit/Loss Share Agreement.

(b) In the event that: (i) Scribe breaches its obligation to fund [*] of Development Costs pursuant to Section 3.9.2(c) (and fails to cure such breach within [*], or (ii) Scribe provides [*] prior written notice to Sanofi that it desires to opt-out of sharing of Development Costs pursuant to Section 3.9.2(c), then Sanofi, in its sole discretion, may elect (and in the case of clause (ii), Sanofi shall elect without any discretion right) to terminate the Profit/Loss Share Agreement, the Profit/Loss Share Term and the other rights and obligations of Scribe pursuant to this Section 3.9, upon [*] prior written notice to Scribe, provided, in the case of termination pursuant to the foregoing clause (ii), the effectiveness of such termination shall be no later than the end of such [*].

(c) Upon termination or expiration of the Profit/Loss Share Term, this Section 3.9 shall be of no further force and effect, and the other terms and conditions of this Agreement will instead control with regards to the Profit/Loss Share Target and the Profit/Loss Share Products.

3.9.5 Change of Control of Scribe to a Major Biopharmaceutical Company. Upon any Change of Control of Scribe in a transaction with a Major Biopharmaceutical Company [*].

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3.10 Co-Promotion Option.

3.10.1 Co-Promotion Option. Scribe shall have a one-time option, exercisable in its sole discretion, to engage in [*] of Detailing efforts with respect to Licensed Products, on the terms and conditions set forth herein (the “Co-Promotion Option”).

3.10.2 Co-Promotion Terms and Conditions. In the event that Scribe exercises the Co-Promotion Option in accordance with Section 3.10.3, the Parties shall enter into an agreement (the “Co-Promotion Agreement”), on the terms and conditions set forth in Exhibit 3.10.2 and such other reasonable and customary terms as the Parties shall mutually agree. The Parties agree to use Commercially Reasonable Efforts to negotiate and enter into the Co-Promotion Agreement no later than the date that is [*] prior to the first anticipated First Commercial Sale of a Licensed Product in the U.S., as such anticipated First Commercial Sale date is reported by Sanofi to Scribe in writing at least [*] in advance of such anticipated date. Until such time as the Co-Promotion Agreement is entered into by the Parties, the terms of Exhibit 3.10.2 shall govern related activities.

3.10.3 Process.

(a) Scribe may exercise the Co-Promotion Option during the period beginning at least [*] prior to, and ending [*] prior to, the first anticipated First Commercial Sale of a Licensed Product in the U.S., as such anticipated First Commercial Sale date is reported by Sanofi to Scribe in writing at least [*] in advance of such anticipated date. Scribe may exercise the Co-Promotion Option by providing written notice of such exercise to Sanofi during such period. In the event that no such notice is given by Scribe during such period, or if at any time Scribe shall provide written notice to Sanofi that it declines to exercise the Co-Promotion Option, then the Co-Promotion Option shall be null and void or of no further force and effect.

(b) Notwithstanding the foregoing, the Co-Promotion Option shall not be exercisable by Scribe if: (i) the Development Cost Sharing & Profit/Loss Share Option shall not have been duly exercised by Scribe or the Profit/Loss Share Term has expired or been terminated, or (ii) Scribe is in breach of its obligations to fund [*] of Development Costs pursuant to Section 3.9.2(c) or under the Profit/Loss Share Agreement.

(c) Concurrent with any exercise by Scribe of the Co-Promotion Option pursuant to Section 3.10.3(a), Scribe shall provide information to demonstrate that: (i) Scribe has the necessary resources in place to engage in [*] of Detailing efforts for Licensed Products using Scribe’s own sales force (and not a contract sales force),*** and (ii) there has been no Change of Control of Scribe.

(d) In the event of any Dispute as to the satisfaction of the conditions set forth in Sections 3.10.3(b) and 3.10.3(c), the Co-Promotion Option shall not be deemed to have been exercised by Scribe unless and until any such Dispute is finally resolved in favor of Scribe having satisfied such conditions.

3.10.4 Co-Promotion Term. The “Co-Promotion Term” shall commence upon exercise by Scribe of the Co-Promotion Option and terminate on a Licensed Product-by-Licensed Product basis, upon the earliest to occur of: (i) Biosimilar Launch with respect to such Licensed Product, (ii) at the election of Sanofi, in its sole discretion, upon [*] prior written notice to Scribe, in the event of a Change of Control of Scribe, and (iii) any termination of the Co-Promotion Agreement.

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3.10.5 Change of Control of Scribe. Upon any Change of Control of Scribe prior to exercise of the Co-Promotion Option, the Co-Promotion Option shall automatically expire and no longer be available to Scribe or its successors or assigns.

ARTICLE 4

FEES, ROYALTIES, AND PAYMENTS

4.1 Upfront Payment. As partial consideration for the rights granted by Scribe to Sanofi pursuant to the terms of this Agreement, within [*] after its receipt of an invoice for such amount (such invoice to be submitted to Sanofi no earlier than the Effective Date), Sanofi shall pay to Scribe a one-time, non-refundable and non-creditable payment of forty million dollars (USD$40,000,000) (the “Upfront Payment”).

4.2 Nomination Fee. Upon the designation of each Additional Licensed Target pursuant to Section 2.3, within [*] after Sanofi’s receipt of an invoice for such amount, Sanofi shall pay to Scribe a one-time , non-refundable and non-creditable payment of [*] (each such payment, a “Nomination Fee”). As set forth in Section 2.3.3, there is no Nomination Fee for a Replacement Licensed Target. For clarity, in no circumstances shall Sanofi be required to pay aggregate Nomination Fees in excess of [*].

4.3 Payment upon attainment of gRNA Candidate Validation Criteria for Additional Licensed Targets and Replacement Licensed Targets. Upon receipt of notice from Sanofi of attainment of gRNA Validation Criteria pursuant to Section 2.4.2 for any Additional Licensed Target (or if there is a Program Advancement under Section 2.4.4 for such Additional Licensed Target), and for any Replacement Licensed Target replacing such Additional Licensed Target (if applicable), Scribe shall send an invoice to Sanofi and within [*] after Sanofi’s receipt of such invoice, Sanofi shall pay to Scribe a non-refundable and non-creditable payment of [*]. Such payment shall be made a maximum of one (1) time for each Additional Licensed Target, and for any Replacement Licensed Target replacing such Additional Licensed Target (if applicable), for a maximum total of all payments made pursuant to this Section 4.3 of [*].

4.4 Development and Regulatory Milestone Payments. Subject to the remainder of this Section 4.4, on a Licensed Target-by-Licensed Target basis, Sanofi shall pay to Scribe the payments set forth in the table below (each, a “Development & Regulatory Milestone Payment”) upon the achievement of the applicable event listed below (each, a “Development & Regulatory Milestone Event”) for such Licensed Target. Each Development and Regulatory Milestone Payment shall be due one-time only for each Licensed Target.

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No.	Development and Regulatory Milestone Events	Development and Regulatory Milestone Payment
1.	[*]	[*]
2.	[*]	[*]
3.	[*]	[*]
4.	[*]	[*]
5.	[*]	[*]
6.	[*]	[*]
7.	[*]	[*]

Notwithstanding anything herein to the contrary, in the event that Scribe exercises the Development Cost Sharing & Profit/Loss Share Option, solely with respect to the Profit/Loss Share Target, [*].

For clarity, in no circumstances shall Sanofi be required to pay Development and Regulatory Milestone Payments in excess of [*] in respect of each Licensed Target, or, in the event that Scribe exercises the Development Cost Sharing & Profit/Loss Share Option, solely with respect to the Profit/Loss Share Target [*].

If Development & Regulatory Milestone Event #1, #2 or #3 is not achieved for a Licensed Target, such Development & Regulatory Milestone Event will be deemed achieved and payable upon the first achievement of any higher-numbered Development & Regulatory Milestone Event for such Licensed Target.

For each of the Development & Regulatory Milestone Events, Sanofi shall notify Scribe in writing of the achievement by Sanofi or its Affiliates or sublicensees of such Development & Regulatory Milestone Event no later than [*] after achievement of such Development & Regulatory Milestone Event. Following the earlier of (i) such notification by Sanofi, or (ii) any public announcement that such Development & Regulatory Milestone Events has been achieved, Scribe will provide Sanofi with an invoice for the corresponding Development & Regulatory Milestone Event, and Sanofi will pay Scribe such Development and Regulatory Milestone Payment no later than [*] after its receipt of the invoice for such Development and Regulatory Milestone Payment.

4.5 Commercial Sales Milestones. Subject to the remainder of this Section 4.5, on a Licensed Product-by-Licensed Product basis, Sanofi shall pay to Scribe the payments set forth in the table below (each, a “Commercial Sales Milestone Payment”) upon the first achievement of the applicable event listed below (each, a “Commercial Sales Milestone Event”) for such Licensed Product. For clarity, in no circumstances shall Sanofi be required to pay Commercial Sales Milestone Payments in excess of [*] in respect of each Licensed Product.

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Commercial Sales Milestone Event	Commercial Sales Milestone Payment
Net Sales of a Licensed Product in a Calendar Year equal to or exceeding [*]	[*]
Net Sales of a Licensed Product in a Calendar Year equal to or exceeding [*]	[*]
Net Sales of a Licensed Product in a Calendar Year equal to or exceeding [*]	[*]
Net Sales of a Licensed Product in a Calendar Year equal to or exceeding [*]	[*]

Each Commercial Sales Milestone Payment shall be due and payable only once per Licensed Product. For each of the Commercial Sales Milestone Events, Sanofi shall notify Scribe in writing of the achievement by Sanofi or its Affiliates or sublicensees of such Commercial Sales Milestone Event no later than [*] after the end of the Calendar Quarter in which the Commercial Sales Milestone Event is achieved. Following the earlier of (i) such notification by Sanofi, or (ii) any public announcement that such Commercial Sales Milestone Event has been achieved, Scribe will provide Sanofi with an invoice for the corresponding Commercial Sales Milestone Event, and Sanofi will pay Scribe such Commercial Sales Milestone Payment no later than [*] after its receipt of the invoice for such Commercial Sales Milestone Payment. If more than one Commercial Sales Milestone Event is achieved in any given Calendar Year with respect to a Licensed Product, then only the first Commercial Sales Milestone Payment shall be paid in such Calendar Year, and the following Commercial Sales Milestone Payments shall be paid by January 31st of the following Calendar Years.

4.6 Royalties. Subject to the remainder of this Section 4.6, during the Royalty Term for a Licensed Product, on a Licensed Product-by-Licensed Product and country-by-country basis, Sanofi shall pay Scribe royalties on Net Sales of such Licensed Product, as calculated by multiplying the applicable royalty rate set forth below by the corresponding portion of Net Sales of such Licensed Product in a Calendar Year.

Net Sales of Licensed Product in a Calendar Year	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

4.6.1 Royalty Adjustments Under the Profit/Loss Share. Notwithstanding the foregoing:

(a) In the event that Scribe exercises the Development Cost Sharing & Profit/Loss Share Option, during the Profit/Loss Share Term, solely with respect to Licensed Products directed to the Profit/Loss Share Target, each of the royalty rates set forth in the table above shall be increased by [*]. For clarity, [*].

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(b) In the event of termination of the Profit/Loss Share Term by Sanofi pursuant to Section 3.9.4(b), for the remainder of the Royalty Term, for each calculation of royalties pursuant to Section 4.6, the royalties payable shall be increased by an amount equal to the Adjustment Factor, multiplied by [*] multiplied by the amount of Net Sales of the applicable Licensed Product in the United States during the applicable [*] for which royalties are being calculated. For clarity, [*].

4.6.2 Valid Claim. Subject to Section 4.6.5, on a Licensed Product-by-Licensed Product and country-by-country basis, for any Calendar Quarter during the Royalty Term when no Valid Claim Covers the sale of such Licensed Product in such country, the amount of royalties payable pursuant to this Section 4.6 shall be reduced, for each such country where no Valid Claim Covers the sale of such Licensed Product in such country, by an amount equal to [*] multiplied by the Blended Royalty Rate multiplied by the amount of Net Sales of such Licensed Product in such country during such [*]. An illustrative example of this calculation is set forth in Exhibit 4.6.

4.6.3 Biosimilar Entry. Subject to Section 4.6.5, on a Licensed Product-by-Licensed Product and country-by-country basis, after Biosimilar Launch in such country, for the remainder of the Royalty Term, for each calculation of royalties pursuant to this Section 4.6, the amount of royalties payable shall be reduced, for each such country where Biosimilar Launch has occurred, by an amount equal to the Reduction Percentage multiplied by the Blended Royalty Rate multiplied by the amount of Net Sales of such Licensed Product in such country during the applicable Calendar Quarter for which royalties are being calculated. For clarity, if the Reduction Percentage is [*] for a country, no adjustment to the royalties shall be made pursuant to this Section 4.6.3 in respect of such country. An illustrative example of this calculation is set forth in Exhibit 4.6.

4.6.4 Third Party Payments. Subject to Section 4.6.5, if Sanofi or any of its Affiliates acquires, in-licenses or otherwise obtains rights from a Third Party under an arms’ length transaction, Intellectual Property that Covers the composition of matter or use of the sequences of the applicable [*] for a Licensed Product that contains or comprises such composition of matter, or is manufactured using such Licensed Editing Compositions or Licensed gRNAs, Sanofi may deduct [*] of any amounts paid by Sanofi to such Third Party in consideration for such Intellectual Property, from any royalty payments to Scribe under this Section 4.6 with respect to such Licensed Product.

4.6.5 Cumulative Reductions Floor. On a Licensed Product-by-Licensed Product basis, in no event will the aggregate amount of royalties due to Scribe for a Licensed Product during a Calendar Quarter be reduced, by reason of Sections 4.6.2, 4.6.3 or 4.6.4 to below the greater of (a) [*] of Net Sales during such [*], or, in the event that Net Sales of such Licensed Product in any country in any [*] is an amount that is lower than [*] of Baseline Net Sales, then [*] of Net Sales during such [*], and (b) the lesser of (i) [*] and (ii) the royalty as calculated pursuant to the first paragraph of this Section 4.6, as adjusted pursuant to Section 4.6.1, as applicable, and without any deductions under Sections 4.6.2, 4.6.3, 4.6.4 and 9.4.2 (the “Floor”). However, in the event there are amounts covered under Sections 4.6.2, 4.6.3 or 4.6.4 that Sanofi is unable to credit due to the Floor, then Sanofi shall be entitled to carry over such uncredited amounts and credit them in future [*], subject to the Floor.

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4.7 Reports; Method of Payment; Foreign Exchange.

4.7.1 Within [*] after the end of each [*], commencing with the [*] during which any Net Sales of any Licensed Products are made anywhere in the Territory, Sanofi shall deliver a report to Scribe specifying on a Licensed Product-by-Licensed Product and country-by-country basis: (i) the amount of gross sales of the Licensed Products in the relevant [*]; (ii) Net Sales in the relevant [*]; (iii) to the extent such Net Sales include sales not denoted in U.S. dollars, a summary of the current exchange rate methodology then in use by Sanofi (in accordance with the remainder of this Section 4.7.1); (iv) a calculation of any adjustments to such royalties under Sections 4.6.2, 4.6.3 or 4.6.4 (subject to Section 4.6.5, but for purposes of such report, without regard to clause (b) of Section 4.6.5); and (v) a calculation of the final royalties payable to Scribe on such Net Sales. Sanofi shall pay the amount of royalties set forth in such report within [*] after the end of [*]. All reports delivered pursuant to this Section 4.7.1 will be Sanofi’s Confidential Information.

4.7.2 In the event that any report delivered pursuant to Section 4.7.1 reflects any adjustments to such royalties under Sections 4.6.2, 4.6.3 or 4.6.4 and Scribe believes, acting reasonably, that the applicable Floor in respect of a [*] should be calculated as set out in clause (b) of Section 4.6.5, Scribe shall notify Sanofi in writing of its calculation of the Floor, and the additional amount of royalties owed by Sanofi to Scribe upon application of such Floor, within [*] of delivery by Sanofi of the relevant report in accordance with Section 4.7.1, such notice to contain such supporting documentation as is necessary for Sanofi to verify such calculations (an “Adjusted Floor Notice”). Concurrently with delivery of the Adjusted Floor Notice, Scribe shall deliver to Sanofi an invoice for the corresponding additional amount of royalties owed by Sanofi to Scribe upon application of such Floor. Sanofi shall pay the additional amount of royalties owed by Sanofi to Scribe upon application of such Floor within [*] after receipt of such invoice. In the event Sanofi shall dispute the additional amount of royalties owed by Sanofi to Scribe upon application of such Floor, Sanofi shall only pay the undisputed amount (if any) of such additional royalties, pending resolution of such dispute.

4.7.3 The Parties shall, without prejudice to their other rights under this Agreement, seek in good faith to reach agreement on the disputed items in any net sales report in accordance with Section 4.7.1 or any Adjusted Floor Notice. Sanofi is entitled to select and engage the services of an external independent auditor to assist with the calculation of royalties payable pursuant to this Agreement, including the calculation of the Floor.

4.7.4 Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in U.S. dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by Scribe. If any currency conversion is required in connection with the calculation of amounts payable under this Agreement, that conversion shall be made using the same exchange rates used by Sanofi for its own public financial reporting purposes, or if none is used, then the average of the buying and selling rates on the last Business Day of the Calendar Quarter to which the amount applies as published by the U.S. Federal Reserve.

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4.8 Records and Audits. Each Party shall keep, and shall cause its Affiliates and sublicensees to keep, records in accordance with Accounting Standards. Such records shall be kept for such period of time required by Applicable Laws. Each Party shall have the right, not more than once per Calendar Year, to have an internationally recognized independent accounting firm inspect the other Party’s records for the purpose of (a) in the case of Scribe, determining the accuracy of royalty payments or Development Costs payments paid to it by Sanofi, and (b) in the case of Sanofi, determining that any royalty payments payable by Scribe to the Regents in respect of sales of Licensed Products that are subject to an Adjusted Floor Notice have been duly paid. No period shall be audited more than once, and, in respect of any Calendar Year, each Party’s right to audit the records in respect of any period during such Calendar Year shall expire [*] after the end of such Calendar Year. The accounting firm selected shall keep confidential any information obtained during such inspection and shall report to the Parties only the amounts of Net Sales and royalties due and payable, and/bor paid, as applicable. Such audits may be exercised during normal business hours upon reasonable prior written notice to the other Party. If it is determined that (i) additional royalties are owed by Sanofi, Sanofi shall pay to Scribe the additional royalties within [*] of the date the accounting firm’s written report is received by Sanofi, or (ii) Sanofi has overpaid royalties, then, Sanofi may credit the amount of such overpayment against any payments payable to Scribe after the date on which the accounting firm’s report is received by Sanofi, or (iii) Scribe has not paid to the Regents any amount payable by Scribe to the Regents in respect of sales of Licensed Products, Sanofi may credit the amount of any such non-payment against any payments payable to Scribe after the date on which the accounting firm’s report is received by Sanofi. The fees charged by the accounting firm of such accountant shall be paid (x) in respect of an audit by Scribe pursuant to sub-clause (a) above, by Scribe unless any additional royalties owed exceed [*] of the royalties paid for the royalty period subject to the audit, in which case Sanofi shall pay the reasonable fees of such accounting firm, or (y) in respect of an audit by Sanofi pursuant to sub-clause (b) above, by Sanofi unless any non-payment is determined, in which case Scribe shall pay the reasonable fees of such accounting firm.

4.9 Default Interest. If and to the extent that any Party fails to make any payment hereunder when due in accordance with the applicable provisions of this Agreement, the defaulting Party shall pay to the other Party default interest at a rate equal to [*] above prime rate (as reported in the Wall Street Journal) per annum as from the due date.

4.10 UC Berkeley License Payments. As between the Parties, Scribe will be solely responsible for making the payments owed to the Regents under the UC Berkeley License.

4.11 Taxes. The Upfront Payment, milestones, royalties and other amounts payable by Sanofi to Scribe under this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Sanofi shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Scribe is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Sanofi or the appropriate Governmental Authority (with the assistance of Sanofi to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Sanofi of its obligation to withhold such tax and Sanofi shall apply the reduced rate of withholding or dispense with withholding as the case may be; provided that Sanofi has received evidence of Scribe’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [*] prior to the time Payments are due. If in accordance with the foregoing, Sanofi withholds any amounts of tax, it shall pay to Scribe the balance when due, make timely payment to the proper tax authority of the withheld amount and send to Scribe proof of such payment within [*] following such payments.

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ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Background IP. As between the Parties, each Party solely owns and will continue to solely own all rights, title and interests (including all Intellectual Property rights) in and to such Party’s Background IP.

5.2 Ownership of New IP.

5.2.1 As between the Parties, inventorship of New IP shall be determined in accordance with U.S. patent laws, and, except as otherwise expressly set forth herein, ownership will follow inventorship. All such determinations shall be documented to ensure any Patents reflect appropriate inventorship.

5.2.2 Scribe shall solely own all New IP that Covers or is directed to (i) an improvement, enhancement, modification [*] or variation specific to any Licensed Editing Compositions [*] and/or any modification to the nucleotide sequence of any Licensed gRNAs, or (ii) any method of use specific to any of the foregoing (the “Scribe Platform IP”). Sanofi shall assign and hereby assigns to Scribe all of its right, title and interest in and to the Scribe Platform IP. Sanofi shall promptly disclose to Scribe any Scribe Platform IP that is generated by Sanofi and/or its Affiliates, including all information relating to such Scribe Platform IP to the extent necessary or useful for the preparation, filing and maintenance of any Patents with respect to such Scribe Platform IP.

5.2.3 Sanofi shall solely own (a) any New IP conceived or reduced to practice solely by or on behalf of Sanofi or its Affiliates that Covers or is directed to (i) [*] (the “Sanofi mRNA Modifications”) and (ii) [*] (the “Sanofi gRNA Modifications”) and (b) subject to Section 5.2.2, any New IP that is specific to a Licensed Product (collectively, (a) and (b), the “Sanofi Licensed Product IP”). Scribe shall assign and hereby assigns to Sanofi all of its right, title and interest in and to the Sanofi Licensed Product IP. Scribe shall promptly disclose to Sanofi any Sanofi Licensed Product IP that is generated by Scribe and/or its Affiliates, including all information relating to such Sanofi Licensed Product IP to the extent necessary or useful for the preparation, filing and maintenance of any Patents with respect to such Sanofi Licensed Product IP.

5.2.4 [*].

5.2.5 The Party required to assign (the “Assigning Party”) to the other Party (the “Owning Party”) rights in any New IP or New gRNA IP (the “Assigned IP”) pursuant to Sections 5.2.2, 5.2.3 or 5.2.4 will take (and cause its Affiliates, and their respective employees, agents and contractors to take) such further actions reasonably requested by the Owning Party to evidence such assignment and to assist the Owning Party in obtaining Patent and other intellectual property protection for such Assigned IP, including executing further assignments, consents, releases and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person or other proper means in support of any effort by the Owning Party to

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establish, perfect, defend or enforce its rights in any such Assigned IP through prosecution of governmental filings, regulatory proceedings, litigation and other means, including through the Prosecution and Maintenance and enforcement of such Assigned IP. Without limitation, the Assigning Party will cooperate with the Owning Party if the Owning Party applies for U.S. or foreign patent protection for such Assigned IP and will obtain the cooperation of the individual inventors of any such Assigned IP. If the Assigning Party is unable to assign any Assigned IP, then the Assigning Party hereby grants and agrees to grant to the Owning Party a royalty-free (but subject to payments under this Agreement), fully paid-up (but subject to payments under this Agreement), exclusive (even as to the Assigning Party, subject to the terms of this Agreement, including the licenses granted to the Assigning Party pursuant to Article 2, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Assigned IP for any and all purposes.

5.3 Sanofi mRNA Modifications and Sanofi gRNA Modifications.

5.3.1 Sanofi and its Affiliates may use: (a) [*], and (b) [*].

5.3.2 Sanofi and its Affiliates may use: (a) [*], and (b) [*].

5.3.3 [*].

5.4 gRNA Data.

5.4.1 Upon Scribe’s written request, Sanofi will promptly provide to Scribe [*]. Subject to Section 5.4.3, Scribe shall have the right to [*].

5.4.2 [*].

5.4.3 Scribe and Sanofi will coordinate the filing of each Party’s patent applications that (i) contain [*] and (ii) are Covering New IP initially conceived for [*].

5.5 Patent Prosecution and Maintenance.

5.5.1 Scribe shall have the sole right, but not the obligation, to control the Prosecution and Maintenance of the Licensed Patents and Scribe Platform IP, worldwide, using counsel of its own choice at its expense. Sanofi will have the review and comment rights set forth in Section 5.5.3 with respect to Scribe’s Prosecution and Maintenance of any (i) Licensed Patents that Cover Licensed gRNAs, (ii) Assigned IP for which Sanofi is the Assigning Party, and (iii) any New Scribe IP that Sanofi intends to incorporate in a Licensed Product. Scribe shall promptly disclose to Sanofi any New Scribe IP and within [*] of such disclosure, Sanofi shall provide notice to Scribe of Sanofi’s good faith determination of whether it intends to incorporate such New Scribe IP into a Licensed Product. Scribe will not make damaging comments with regards to any Licensed Editing Composition or Licensed gRNA (or parts thereof). Scribe will discuss its Unified Patent Court opt-out and its unitary effect filings strategies with Sanofi and will consider in good faith Sanofi’s timely and reasonable comments on Scribe’s Unified Patent Court opt-out and unitary effect filings strategies.

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5.5.2 Sanofi shall have the sole right, but not the obligation, at Sanofi’s sole cost to control the Prosecution and Maintenance of the Sanofi Licensed Product IP, worldwide, using counsel of its own choice. Scribe will have the review and comment rights set forth in Section 5.5.3 with respect to Sanofi’s Prosecution and Maintenance of Sanofi Licensed Product IP that Cover compositions of matters (excluding formulation claims) that include Licensed Editing Compositions.

5.5.3 The Party that is responsible for providing review and comment rights with respect to the Prosecution and Maintenance of a given Patent in accordance with Sections 5.5.1 and 5.5.2 (the “Prosecuting Party”) will provide the other Party (the “Non-Prosecuting Party”) with drafts of all proposed substantive filings and correspondence to any patent authority in connection with the Prosecution and Maintenance of the applicable Patents subject to the Non-Prosecuting Party’s review and comment pursuant to Sections 5.5.1 and 5.5.2 for the Non-Prosecuting Party’s review and comment as soon as reasonably practicable taking into account the Prosecuting Party’s proposed filing timelines. The Prosecuting Party will consider in good faith the Non-Prosecuting Party’s timely and reasonable comments on the Prosecution and Maintenance of such Patents. The Prosecuting Party will keep the Non-Prosecuting Party reasonably informed of the status of the Prosecution and Maintenance of the applicable Patents for which the Prosecuting Party is responsible.

5.5.4 Both Parties will use good faith efforts to obtain Patents to New IP that covers or is incorporated into Licensed Products.

5.5.5 Patent Extensions. Sanofi will have the sole and exclusive right, but not the obligation, to make decisions regarding, and to apply for, patent term extensions, supplemental protection certificates, and the like for any Patents included in the Sanofi Licensed Product IP that Cover Licensed Products (including any component thereof) in each country and jurisdiction where it is possible to do so. If requested by Sanofi, Scribe will reasonably cooperate with Sanofi in obtaining said patent term extensions, or supplemental protection certificates, and the like.

5.5.6 Patent Listings. As between the Parties, Sanofi will have the sole right to make all patent listings of Patents Covering Licensed Products (including any components thereof), or other Patent-related submissions with Regulatory Authorities for the Licensed Products. Scribe will cooperate with Sanofi’s reasonable requests in connection therewith, including meeting any submission deadlines.

5.5.7 The Non-Prosecuting Party will fully cooperate with the Prosecuting Party in connection with the Prosecution and Maintenance of such Patents. Each Party will promptly notify the other Party of any opposition by a Third Party or similar adverse proceeding by a Third Party with respect to a Licensed Patent or Patent Covering Licensed Products (including any components thereof) of which it becomes aware.

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5.6 Enforcement of Sanofi Licensed Product IP.

5.6.1 Each Party will use good faith and reasonable efforts to notify the other Party of any infringement, misappropriation or other violation by a Third Party of any Licensed Patent or Patent Covering Licensed Editing Compositions or Licensed Products (including any components thereof) in the Territory of which it becomes aware, including any declaratory judgment or similar action alleging invalidity, unenforceability or non-infringement with respect to any such Patent (collectively, “Infringement”). If a Party is provided a written declaration of non-infringement, the receiving Party shall provide the other Party notice of such declaration within [*] of its initial receipt of such declaration.

5.6.2 Sanofi shall have the sole right, but not the obligation, at Sanofi’s sole cost to bring and control any legal action (including settlements thereof) in connection with any Infringement of Patents within the Sanofi Licensed Product IP and shall have the first right, but not the obligation, to bring and control any legal action (including settlements thereof) in connection with any Infringement of any Licensed Patents that solely Cover Licensed gRNAs incorporated into Licensed Products. At the request of Sanofi, Scribe shall provide reasonable assistance in connection with such legal action, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action. Any recoveries (including any settlement) will be allocated in the following order: (i) to reimburse Sanofi for the costs and expenses (including attorneys’ and professional fees) that Sanofi incurred in connection with such action, to the extent not previously reimbursed; (ii) to reimburse Scribe, where it joins a legal action, for the costs and expenses (including attorneys’ and professional fees) that Scribe incurred in connection with such action, to the extent not previously reimbursed; and (iii) any recoveries in excess of such costs and expenses will be retained by Sanofi but treated as Net Sales and subject to the payment of royalties under Section 4.6.

5.6.3 Except as provided in Section 5.6.2, Scribe will have the right, but not the obligation, to defend, and take other actions (including to settle), with respect to such claim of Infringement as it relates to Licensed Patents, in its own cost and expense. With regard to any enforcement actions that relate to Licensed Patents that Cover any Licensed Products, Scribe will discuss its enforcement strategies with Sanofi and will consider in good faith Sanofi’s timely and reasonable comments on Scribe’s enforcement strategies. Any recoveries resulting from actions under this Section 5.6.3 will first be applied to reimburse the Parties for any the costs and expenses (including attorneys’ and professional fees) that such Party incurred in connection with such action, and any remainder will be divided equally between the Parties.

5.7 Defense of Third Party Claims.

5.7.1 Each Party will promptly notify the other Party of any claim made in writing to such Party alleging that the research, development, manufacture, commercialization or other exploitation of the Licensed Products or the practice of the Licensed Patents hereunder, Scribe Platform IP, or Sanofi Licensed Product IP in the Territory infringes, misappropriates or otherwise violates any Patents, Know-How or other intellectual property rights of any Third Party (“Third Party Infringement”). Except as otherwise set forth in this Section 5.7, each Party shall have the sole right, but not the obligation, to defend, and take other actions (including to settle), with respect to any claim of Third Party Infringement made against such Party.

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5.7.2 Notwithstanding the foregoing, Sanofi will have the sole right, but not the obligation, at Sanofi’s sole cost to defend, and take other actions (including to settle), with respect to any claim of Third Party Infringement related to Sanofi Licensed Product IP and the first right, but not the obligation, to defend, and take other actions (including to settle), with respect to any claim of Third Party Infringement related to Licensed gRNAs incorporated into a Licensed Product. If requested by Sanofi or required by applicable law, Scribe would join as a party to any action or proceedings concerning Sanofi Licensed Product IP or Licensed gRNAs incorporated into a Licensed Product.

5.7.3 With regard to any defense actions that relate to Licensed Patents that Cover any Licensed Products, Scribe will discuss its defense strategies with Sanofi and will consider in good faith Sanofi’s timely and reasonable comments on Scribe’s defense strategies.

5.8 Litigation Costs. Any litigation costs that are not recoverable from a Third Party or compensated by the damages received from a Third Party for any action under Section 5.6 or 5.7 will be deducted from the Net Sales that are subject to Sanofi’s royalty payment obligations under Section 4.6 (Royalties).

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations and Warranties. Each of Sanofi and Scribe represents and warrants, as of the Effective Date, that:

6.1.1 it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates or Third Parties) to enable it to perform its obligations under this Agreement;

6.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

6.1.3 this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and shall not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.

6.2 Additional Representations and Warranties of Scribe. Scribe represents and warrants, as of the Effective Date, that:

6.2.1 it has the full right, power and authority to grant all of the licenses and rights granted to Sanofi under this Agreement;

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6.2.2 there is no pending litigation against Scribe, or litigation that has been threatened in a writing received by Scribe, that alleges that Scribe’s practice of the Licensed Technology prior to the Effective Date has infringed, misappropriated, or otherwise violated, or would infringe, misappropriate, or otherwise violate, any Intellectual Property of any Third Party;

6.2.3 there are no claims, judgments, or settlements awarded or pending against, or amounts with respect thereto owed by Scribe with respect to the Licensed Technology, and Scribe has not received written notice threatening any such claims, judgments, or settlements;

6.2.4 no Third Party has challenged the ownership, validity or enforceability, of any Licensed Patents, through a declaratory judgment, post grant review, inter partes review, or any other action or proceeding;

6.2.5 the Licensed Patents existing as of the Effective Date are set forth on Exhibit 6.2.5, and each Licensed Patent (a) has been properly maintained and is not invalid or unenforceable, in whole or in part, (b) is in full force and effect and has been filed and Prosecuted and Maintained in good faith;

6.2.6 to Scribe’s knowledge, no Third Party is infringing the Licensed Patents;

6.2.7 all fees required to be paid by Scribe in any jurisdiction in order to maintain the Licensed Patents have been timely paid;

6.2.8 it has not previously assigned, transferred, or granted any license or other rights under the Licensed Technology in any way that would conflict with the licenses granted to Sanofi hereunder;

6.2.9 it has obtained from all individuals who participated in any respect in the invention, authorship or other creation by or on behalf of Scribe or its Affiliates of any Scribe-owned Licensed Technology valid and enforceable written assignments of all rights of such individuals in such Licensed Technology. No dispute regarding inventorship or ownership has been alleged or threatened with respect to any Licensed Technology;

6.2.10 its rights, title, and interests to all the Licensed Technology are free of any lien or security interest;

6.2.11 there are no additional licenses or rights (beyond those granted to Sanofi under this Agreement) under any intellectual property owned or Controlled by Scribe or its Affiliates that, to Scribe’s knowledge, would be required in order for Sanofi to exploit the Licensed Technology or Licensed Product in the manner contemplated under this Agreement;

6.2.12 none of its or its Affiliates’ employees who have been, are, or will be involved in performance under this Agreement are, as a result of the nature of such performance, in violation of any covenant in any contract with any Third Party relating to non-disclosure of proprietary information, noncompetition, or non-solicitation;

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6.2.13 it has implemented a compliance and ethics program containing adequate systems, policies, and procedures for the detection, investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Laws with respect to the activities contemplated under this Agreement. Such policies and procedures should set out rules governing interactions with healthcare professionals and Government Officials and the engagement of third parties. It has also implemented a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts with respect to the activities contemplated under this Agreement, and it monitors and audits its business activities to ensure compliance with Applicable Laws;

6.2.14 there are no Third Party agreements pursuant to which Scribe Controls any Licensed Patents [*];

6.2.15 [*];

6.2.16 [*];

6.2.17 [*];

6.2.18 [*];

6.2.19 [*];

6.2.20 [*];

6.2.21 [*]; and

6.2.22 neither it nor any of its Affiliates has, regarding or related to its Background IP, been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement or order mandating or prohibiting future or past activities.

6.3 Mutual Covenants.

6.3.1 Employees, Consultants and Contractors. Each Party represents, warrants and covenants that it and its Affiliates have obtained from each of its and their respective former and current employees, consultants and contractors, and shall obtain from each of its and their respective future employees, consultants and contractors, in each case who have conceived, discovered, invented or created or who may conceive, discover, invent or create any New IP, written agreements containing obligations of confidentiality and non-use and an assignment to such Party all of such Person’s rights to such New IP such that no such employee, contractor or consultant shall retain any rights thereto that would prevent or conflict with the other Party’s rights of ownership, license or use thereof or thereto, as the case may be, contemplated under this Agreement.

6.3.2 Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective research and Development activities under this Agreement is: (a) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government

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healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party shall not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Sanofi, sublicensees, which directly or indirectly relate to activities contemplated under this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

6.4 Additional Scribe Covenants.

6.4.1 Except to the extent expressly permitted under this Agreement, neither Scribe nor any of its Affiliates will, during the Term:

(a) grant any right or license to any Third Party relating to any intellectual property rights that materially conflicts with or limits the scope of the rights or licenses granted to Sanofi under this Agreement; or

(b) waive any of their respective rights under, or (except as otherwise agreed by Sanofi in advance in writing) amend or terminate, the UC Berkeley License in any manner that conflicts with or limits the scope of any of the rights or licenses granted to Sanofi under this Agreement.

6.4.2 Without limiting Section 6.4.1(b), Scribe will, as soon as practicable, furnish Sanofi with copies of each amendment of the UC Berkeley License (or any portion thereof) solely to the extent that such amendment relates to the rights and obligations of Sanofi under this Agreement, which copy may be redacted with respect to provisions that do not affect Sanofi’s rights or obligations under this Agreement.

6.4.3 Scribe shall ensure that the obligations of the last sentence of Paragraph 7.1 of the UC Berkeley License at all times remain satisfied such that Paragraph 7.1 and Paragraph 7.2 shall not apply to Sanofi or its Affiliates hereunder as Sublicensees.

6.4.4 Upon any termination of the UC Berkeley License for whatever reason, Scribe shall immediately notify Sanofi of such termination.

6.4.5 At Sanofi’s request, Scribe shall use commercially reasonable efforts to cause UC Berkeley to obtain a waiver of any requirements under the Bayh-Dole Act, in respect of Licensed Technology that is sublicensed by Scribe to Sanofi under the UC Berkeley License, related to manufacturing of a Licensed Product in the United States.

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6.5 Compliance.

6.5.1 Compliance with this Agreement. A Party may perform any obligation this Agreement imposes on such Party through any of such Party’s Affiliates. All applicable terms and conditions of this Agreement will apply to any such Affiliate to the same extent as such terms and conditions apply to such Party. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Each Party will remain fully liable for any acts or omissions of any of its Affiliates in breach of this Agreement.

6.5.2 Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

6.5.3 Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

6.6 Mutual Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY SHALL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS SHALL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE LICENSED PRODUCTS SHALL BE SUCCESSFUL, IN WHOLE OR IN PART.

6.7 Scribe Disclaimer. Scribe hereby acknowledges and agrees that Sanofi and its Affiliates make (and have made) no representation or warranty, either express or implied, at law or in equity, that it will be able to successfully achieve any Development & Regulatory Milestone Event or Commercial Sales Milestone Event or that it will be able to achieve any amount of Net Sales and Scribe specifically disclaims that it is relying upon or has relied upon any such representations or warranties that may have been made any individual or entity. Scribe hereby further acknowledges and agrees that Sanofi and its Affiliates have, and will continue to have, other programs that may compete for resources that may be expended in the Development and Commercialization of any Licensed Product. Subject to the confidentiality and use restrictions in Article 8, nothing in this Agreement shall limit or restrict the right of the Sanofi or its Affiliates to Develop, make regulatory filings, obtain regulatory approvals with respect to, or Commercialize any product or to engage in any business or other activity.

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ARTICLE 7

INDEMNIFICATION

7.1 Indemnity.

7.1.1 By Scribe. Subject to Section 7.1.3, Scribe shall defend, indemnify and hold harmless Sanofi and its Affiliates, and their respective directors, officers, employees and agents (each, a “Sanofi Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Sanofi Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Scribe or its Affiliates in connection with its activities under this Agreement; or (b) the breach of this Agreement by Scribe or the breach of representations, warranties and covenants made hereunder by Scribe; except, in each case, to the extent such Losses result from matters subject to clause (a) or (b) of Section 7.1.2.

7.1.2 By Sanofi. Subject to Section 7.1.3, Sanofi shall defend, indemnify and hold harmless Scribe, its Affiliates, and their respective directors, officers, employees and agents (each, an “Scribe Indemnitee”) from and against any and all Losses to which any Scribe Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Sanofi or its Affiliates in connection with its activities under this Agreement; or (b) the breach of this Agreement by Sanofi or the breach of representations, warranties and covenants made hereunder by Sanofi; except, in each case, to the extent such Losses result from matters subject to clause (a) or (b) of Section 7.1.1.

7.1.3 Procedure. A Party that intends to claim indemnification under this Article 7 (the “Indemnitee”) shall promptly, and in any event within [*] notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within such time period shall only relieve the Indemnitor of its indemnification obligations under this Article 7 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof (as long as such Claim is solely for monetary damages and the Indemnitor agrees to pay all damages relating to such matter, as evidenced in a written confirmation delivered by the Indemnitor to the Indemnitee) with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection and being reasonably acceptable to the Indemnitor. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 7.

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7.2 Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (including, with respect to Sanofi, self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and each Party shall, upon request, provide the other Party with a certificate of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidential Information.

8.1.1 Confidential Information. In connection with this Agreement, a Party may disclose to the other Party certain confidential information of such disclosing Party (such confidential information, “Confidential Information”). Without limiting the foregoing, the terms of this Agreement are the Confidential Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in Section 8.1.5.

8.1.2 Restrictions. A Party (the “Receiving Party”) that receives Confidential Information from the other Party (the “Disclosing Party”) shall (i) keep all the Disclosing Party’s Confidential Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care), (ii) not use the Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement, and (iii) not disclose the Disclosing Party’s Confidential Information to any of its Affiliates or any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below.

8.1.3 Exceptions. The obligations of confidentiality and restriction on use of Confidential Information under Section 8.1.2 shall not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of or reference to the Confidential Information belonging to the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

8.1.4 Permitted Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party as expressly permitted under this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

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(a) Prosecution and Maintenance of Patents as expressly permitted under this Agreement;

(b) to Regulatory Authorities by way of Regulatory Filings for Licensed Products;

(c) prosecuting or defending litigation as permitted under this Agreement;

(d) made in response to a valid order of a court or other Governmental Authority or to comply with Applicable Laws (including securities laws); provided that the Receiving Party shall, to the extent permitted by Applicable Laws, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity, at the Disclosing Party’s expense, to quash such order or to obtain a protective order or seek confidential treatment; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or to comply with Applicable Laws;

(e) in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Exhibits, ancillary agreements and amendments hereto); provided that the Confidential Information disclosed in response to such tax authority order shall be limited to that information which is legally required to be disclosed in response to such tax authority;

(f) disclosure to its and its Affiliates’ employees, consultants, contractors and agents, and to sublicensees, in each case on a need-to-know basis in connection with the research, Development, making, having made, use, keeping, import, export, offering for sale, selling, or otherwise Exploiting of Licensed Products in the Territory, and Commercialization of the Licensed Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein;

(g) to the extent otherwise necessary or reasonably useful for a Receiving Party to exploit the licenses granted to it under this Agreement; and

(h) disclosure to Third Party bona fide potential and actual investors, acquirers, and other financial partners solely for the purpose of evaluating or carrying out an actual or potential investment or acquisition, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided that (i) with respect to any such disclosure, such disclosure is under a written obligation of confidentiality that is consistent with market terms and such disclosure is of the Redacted Version only (provided that, it is agreed, that for these purposes, without prejudice to the redaction of other terms of this Agreement, such Redacted Version shall not redact the financial terms of this Agreement but shall redact any provisions of this Agreement which reveal the identity of the Licensed Targets and/or the Licensed gRNAs), and (ii) in connection with a proposed Change of Control of Scribe, only after negotiations with the proposed Third Party acquirer have progressed so that Scribe reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction may Scribe

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provide an unredacted version of this Agreement to such Third Party. Nothing in this Section 8.1.4(h) shall permit the disclosure of any of Sanofi’s Confidential Information (including, for clarity, any reports delivered by Sanofi pursuant to Sections 3.7 and 4.7, provided that Scribe may provide actual or projected financial information based on such reports to any such Third Party).

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.1.4(c) or (d), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. Any information disclosed pursuant to Section 8.1.4(c) or (d) remains Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 8.

8.1.5 Disclosure of Agreement. Without limiting Section 8.1.4, either Party may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement as may be mutually agreed in writing by the Parties (a “Redacted Version”); (b) upon request from a Governmental Authority (such as a tax authority), provided the Disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to applicable licensors, solely to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed under this Agreement; and (d) to the extent necessary to perform obligations or exercise rights under this Agreement, to any sublicensee, collaborator or potential sublicensee or potential collaborator, provided that any sublicensee, collaborator or potential sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.

8.1.6 Survival. Each Party’s obligations under this Section 8.1 apply during the Term and continue for [*] thereafter with respect to Confidential Information.

8.2 Publicity. Scribe shall issue a press release within four (4) weeks from the Effective Date (unless mutually agreed in writing between Parties) in the form attached hereto as Exhibit 8.2. Except as permitted under Section 8.1.4 or Section 8.1.5, neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party; provided however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 8.1.4 and 8.1.5.

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ARTICLE 9

TERM & TERMINATION

9.1 Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 9, shall continue, on a country-by-country and Licensed Product-by-Licensed Product basis, until the expiration of the Royalty Term (the “Term”). Upon the expiration of the Term, on a country-by-country and Licensed Product-by-Licensed Product basis, the licenses, and the Right of Reference or Use, granted to Sanofi under Section 2.1.1 and 2.1.2 shall survive and become perpetual, fully-paid and royalty-free.

9.2 Termination for Material Breach or Insolvency or Patent Challenge.

9.2.1 Material Breach. Each Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement upon written notice to the other Party (the “Breaching Party”) if the Breaching Party is in material breach of this Agreement and, after receiving written notice from the Non-Breaching Party identifying such material breach by the Breaching Party in reasonable detail, fails to cure such material breach within [*] from the date of such notice (or, if such breach cannot be cured within [*] from the date of such notice, if the Breaching Party has not commenced or is not diligently continuing in good faith efforts to cure such material breach; provided that, in any event, such material breach must be cured within [*] from the date of such notice). Subject to Section 3.3, each Party has all rights and may seek all available remedies under Applicable Laws in the event of a breach of this Agreement by the other Party, regardless of whether such breach constitutes a material breach that could give rise to termination of this Agreement.

9.2.2 Termination for Insolvency. To the extent permitted by Applicable Laws, either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party files or institutes a bankruptcy, reorganization, liquidation, or receivership proceeding or upon the appointment of a receiver or trustee over all or substantially all property of the other Party, or upon an assignment of a substantial portion of the assets of the other Party for the benefit of creditors; provided that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*] after the filing thereof.

9.2.3 Termination for Patent Challenge. In the event that Sanofi or its Affiliate or sublicensee brings any legal action seeking to invalidate any Licensed Patent (a “Patent Challenge”), Scribe may at any time thereafter terminate this Agreement upon a [*] written notice to Sanofi. A Patent Challenge under this Section 9.2.3 shall not include Sanofi or any of its Affiliates or Sublicensees: (i) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding, (ii) complying with any Applicable Law or court order, or (iii) challenging the validity or the qualification as a Valid Claim of a claim included in such Licensed Patent in defense of claims first brought by or on behalf of Scribe or the Regents. Notwithstanding the foregoing, this Section 9.2.3 shall not apply if: (a) the applicable Patent Challenge is dismissed or withdrawn within [*] of Scribe’s notice to Sanofi under this Section 9.2.3 and not thereafter continued, or (b) with respect to any such challenge by any such sublicensee, Sanofi terminates the sublicense granted to such sublicensee under Section 9.2.3 within [*] of Scribe’s notice to Sanofi under this Section 9.2.3. Notwithstanding anything to the contrary herein, a Patent Challenge shall not be deemed a material breach of Sanofi under this Agreement.

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9.3 Termination for Convenience by Sanofi. Sanofi may, at any time in its sole discretion and without cause, terminate this Agreement, on a Licensed Target-by-Licensed Target basis, a Licensed Product-by-Licensed Product basis, or the Agreement in its entirety, upon at least [*] prior written notice to Scribe.

9.4 Effects of Termination.

9.4.1 Termination by Scribe for Sanofi’s material breach or insolvency, or termination by Sanofi for convenience. Subject to the remainder of this Section 9.4.1, upon any termination of this Agreement by Scribe pursuant to Section 9.2.1, 9.2.2, 9.2.3 or termination by Sanofi pursuant to Section 9.3, with respect to (if terminated by Sanofi pursuant to Section 9.3 in respect of certain Licensed Products only) the relevant Licensed Products:

(a) Subject to Sections 9.4.1(b) and 9.4.1(c), all provisions of this Agreement shall terminate, including all licenses granted hereunder with respect to such Licensed Product, and Sanofi shall no longer have any rights or obligations under this Agreement with respect to the relevant Licensed Product.

(b) The rights and obligations of the Parties set forth in the following Sections and Articles shall survive termination of this Agreement: Article 1 (to the extent applicable to the surviving provisions of this Agreement), Article 7, Article 8, this Section 9.4.1, Section 9.6, Section 9.7, Section 9.8 and Article 11.

(c) If any Clinical Trial is being conducted at the time of the termination of this Agreement, Sanofi shall be entitled to complete such Clinical Trial.

(d) If Sanofi or any of its Affiliates at the effective date of termination of this Agreement possesses any inventory of Licensed Product, has started the manufacture of Licensed Product, or has accepted any order for Licensed Product, Sanofi and its Affiliates will have the right, for up to [*] following the effective date of termination of this Agreement, to sell their inventories thereof, complete the manufacture thereof, and Commercialize such fully-manufactured Licensed Product, in order to fulfill such accepted orders or distribute such fully-manufactured Licensed Product, subject to the obligation of Sanofi to pay Scribe any and all related milestone and royalty payments as provided in this Agreement.

9.4.2 Remedy in Lieu of Termination by Sanofi for Scribe’s material breach. In the case that Sanofi would have the right to terminate this Agreement for an uncured material breach of Section 2.1.1 or Article 8 (and provided that if Scribe disputes that Sanofi had such right, then the remedy in this Section 9.4.2 shall not take effect until a determination by a court of competent jurisdiction that Scribe has materially breached its obligations under Section 2.1.1 or Article 8 without cure, provided that Scribe shall have commenced legal proceedings in such court of competent jurisdiction within [*] of the delivery of a notice by Sanofi that it is exercising its rights under this Section), Sanofi shall have the right, in lieu of such termination, to the following remedy:

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(a) if the relevant material breach is in respect of one Licensed Product only, this remedy shall apply only in respect of that one Licensed Product;

(b) subject to sub-clause (c) below, the obligations of Sanofi to make payments to Scribe pursuant to Article 4, and the rights of Sanofi set forth in Article 4, shall continue, provided that any such amount that becomes payable by Sanofi shall be reduced by [*]; and

(c) in respect of any Licensed Product in respect of which the remedy in this Section applies which is Covered by a UC Berkeley Patent, sub-clause (b) of Section 4.6.5 shall apply, such that the obligations of Sanofi to make payments to Scribe pursuant to Article 4 shall continue, provided that the amount of any royalty payment payable to Scribe shall be the greater of (i) such royalty payment as reduced by [*] and (ii) the amount calculated in accordance with sub-clause (b) of Section 4.6.5.

Sanofi’s rights under this Section 9.4.2 are without prejudice to any other right or remedy that may be available to Sanofi under this Agreement, at law, in equity or otherwise.

9.4.3 Scribe Right of First Negotiation. In accordance with the process described in Sections 9.4.3(a) through 9.4.3(c), Sanofi hereby grants Scribe a right of first negotiation for a grant by Sanofi to Scribe of a license under any Sanofi Licensed Product IP, Sanofi gRNA Data and Sanofi mRNA Modifications Covering any Licensed Products that are subject to any termination pursuant to Section 9.3 (unless such termination is after the occurrence of a Material Safety Event for such Licensed Product) or substitution of any Licensed Target pursuant to Section 2.3.3 (each a “Terminated Licensed Product”), for the purpose of Exploitation of such Terminated Licensed Products in the Field in the Territory (a “Terminated Licensed Product License”). For clarity, with regard to substitution pursuant to Section 2.3.3, such right of first negotiation would only apply to the Licensed Target that was replaced and not the Replacement Licensed Target. For the avoidance of doubt, the non-exclusive licenses granted by Sanofi to Scribe under Section 5.3.1 and Section 5.3.2 are in addition to, and will survive irrespective of, the rights described under this Section 9.4.3.

(a) Upon any notification of termination pursuant to Section 9.3 or notification of substitution of any Licensed Target pursuant to Section 2.3.3, Sanofi shall provide to Scribe a summary of key research results generated prior to clinical development and top line results (excluding raw data) generated after initiation of clinical development that is specific to any Terminated Licensed Products (the “Terminated Licensed Product Data”), for the sole purpose of Scribe’s evaluation of whether to exercise its right of first negotiation pursuant to this Section 9.4.3.

(b) Scribe shall provide written notice to Sanofi, within [*] after receipt by Scribe of such Terminated Licensed Product Data, indicating whether it elects to exercise its right of first negotiation. If Scribe provides written notice that it does not elect to exercise such right of first negotiation or fails to provide notice within such [*] period, then such right of first negotiation shall terminate and be of no further effect, and Sanofi shall have no further obligation in respect of, the right of first negotiation under this Section 9.4.3.

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(c) If Scribe provides written notice that it elects to exercise its right of first negotiation hereunder, the Parties shall negotiate exclusively and in good faith for a period of [*] to enter into definitive agreements for a Terminated Licensed Product License. If the Parties do not enter into definitive agreements for a Terminated Licensed Product License within such period, Scribe shall have no further rights in respect of the right of first negotiation, and Sanofi shall have no further obligation to Scribe in respect of the right of first negotiation.

9.5 Destruction of Confidential Information. Each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Information of the Receiving Party in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Information of the Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Information under this Agreement.

9.6 Sublicense Survival. Any permitted sublicense granted by Sanofi to a Third Party under the licenses granted to Sanofi under this Agreement shall survive the termination of this Agreement; provided that, in the case where termination of this Agreement for such Party’s uncured material breach pursuant to Section 9.2.1, such sublicensee did not cause such uncured material breach. Effective upon termination of this Agreement, such sublicense shall become a direct license from Scribe to such sublicensee.

9.7 Survival. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration of this Agreement pursuant to Section 9.1: Article 1, Section 6.7, Article 7, Article 8, Sections 9.4, 9.5, 9.6 and 9.8, and Article 11.

9.8 Accrued Liabilities. Except as otherwise specifically provided herein, termination of this Agreement will not relieve either Party of any liability or obligation that accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such termination.

ARTICLE 10

DISPUTE ESCALATION

10.1 Dispute Escalation. Sanofi and Scribe recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each, a “Dispute”), may from time to time arise during the Term. Prior to exercising whatever right or remedy a Party may have at law, in equity or otherwise in connection with such Dispute, unless otherwise expressly provided in this Agreement, a Dispute

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shall first be referred to [*] of Sanofi and the Chief Executive Officer of Scribe (or their designees who have been duly authorized to resolve such Dispute) for attempted resolution through good faith discussions. If such Dispute shall not have been finally resolved within [*] of such referral, each Party may seek to exercise whatever right or remedy a Party may have at law, in equity or otherwise in connection with such Dispute.

ARTICLE 11

MISCELLANEOUS

11.1 Governing Laws. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement. The federal and state courts located in New York, New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any dispute arising out of this Agreement.

11.2 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof (including the confidentiality and non-disclosure agreement between the Parties dated February 9, 2022, as amended effective February 8, 2023, which is hereby terminated with effect from the Effective Date). No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.3 Limitation of Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 11.3 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 7 OR EITHER PARTY FROM ITS LIABILITY FOR ANY DAMAGES BASED UPON SUCH PARTY’S BREACH OF ITS OBLIGATIONS UNDER Article 8.

11.4 Independent Contractors. The relationship between Sanofi and Scribe created under this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.

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11.5 Notice. Any notice required or permitted to be given under this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and shall be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 10.5, in each case, addressed as set forth below unless changed by notice so given:

If to Scribe:	Scribe Therapeutics Inc.
1150 Marina Village Parkway
Alameda, CA 94501
Attn: Chief Executive Officer
Email: [*] with a copy (which shall not constitute notice) to:

Fenwick & West LLP 801 California Street
Mountain View, CA 94041
Attn: [*]
Email: [*]

If to Sanofi:	Sanofi - [*]
450 Water Street
Cambridge, MA 02141
Attn: [*]
Email: [*] with a copy (which shall not constitute notice) to:

Sanofi – [*] 450 Water Street
Cambridge, MA 02141
Attn: [*]
Email: [*] and

Sanofi 55 Corporate Drive
Bridgewater, NJ 08807
Attn: [*]

Each Party shall also provide a copy of any notice (via e-mail if available) to the other Party’s Alliance Manager.

11.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect.

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11.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to: (a) its Affiliate, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) by Sanofi in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction. Any permitted assignee shall, in writing to the non-assigning Party, expressly assume performance of such assigning Party’s rights and obligations. Any permitted assignment is binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.7 is null, void and of no legal effect.

11.8 Change of Control of Scribe to a Sanofi Competitor. In the event of a Change of Control of Scribe with a Sanofi Competitor, with effect from the consummation of such Change of Control of Scribe:

11.8.1 Scribe shall maintain and enforce internal processes, policies, procedures and systems (including appropriate administrative, physical and technical safeguards, operating system and network security controls, and other firewalls) that are sufficiently restrictive to Segregate Sanofi’s Confidential Information from such Sanofi Competitor’s Competing Program; and

11.8.2 Sanofi’s reporting obligations to Scribe pursuant to this Agreement shall be deemed amended such that Sanofi will not be required to provide any Confidential Information to Scribe with respect to the applicable Licensed Product for which the Sanofi Competitor has a Competing Program, except to the extent such reporting or disclosure is required for Scribe’s compliance with its express reporting and disclosure obligations under the UC Berkeley License, provided that any such reporting and disclosure obligations shall be limited to Development activities as set forth in Section 3.8.

11.8.3 Scribe shall notify Sanofi in writing of any Change of Control of Scribe as soon as reasonably practicable following such Change of Control of Scribe but in any event within [*] of such Change of Control of Scribe.

11.9 Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

11.10 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, pandemics, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and shall keep the other Party informed of actions related thereto.

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11.11 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the relevant Exhibit shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “or” is used in the inclusive sense (i.e., “and/or”); (c) the word “day” or “year” means a calendar day or year unless otherwise specified; (d) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (f) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, Section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) the phrase “non-refundable, non-creditable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; and (l) neither Party shall be deemed to be acting on behalf of the other Party.

11.12 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

11.13 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.14 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

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11.15 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature shall be deemed to have the same effect as if the original signature had been delivered to the other Party.

11.16 Further Assurances. Each Party will execute, acknowledge, and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the Effective Date.

SCRIBE THERAPEUTICS INC.

By:	/s/ Benjamin L. Oakes
Name:	Benjamin L. Oakes, Ph.D.
Title:	President & CEO

GENZYME CORPORATION

By:	/s/ Brian Bronk
Name:	Brian Bronk, Ph.D.
Title:	Head of Business Development, Neurology, Rare Diseases & Technology Platforms Partnering

Exhibit 2.3.1

[Intentionally omitted]

Exhibit 2.5

[Intentionally omitted]

Exhibit 2.9

[Intentionally omitted]

Exhibit 3.2

[Intentionally omitted]

Exhibit 3.9.2

[Intentionally omitted]

Exhibit 3.10.2

[Intentionally omitted]

Exhibit 4.6

[Intentionally omitted]

Exhibit 6.2.5

[Intentionally omitted]

Exhibit 8.2

[Intentionally omitted]